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                                                                   EXHIBIT 10.01

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of April 10, 2000 (the "AGREEMENT DATE") by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), CTI MERGER CORP., a Delaware corporation that is a wholly-owned subsidiary of HNC ("SUB"), CELERITY TECHNOLOGIES, INC., an Ohio corporation ("CTI") and, solely for purposes of Sections 3, 5, 7.2, 11 and 12 of this Agreement, THE FRANK GATES COMPANIES, INC., an Ohio corporation ("FGC").

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into CTI in a merger, with CTI to be the surviving corporation of such merger, pursuant to the terms and conditions of this Agreement and the applicable laws of the States of Ohio and Delaware.

        B. Upon the effectiveness of such merger (a) CTI will become a wholly-owned subsidiary of HNC and (b) all the common stock of CTI that is outstanding immediately prior to the effectiveness of the merger will be converted into the right to receive shares of the common stock of HNC and cash, all subject to the terms and conditions of this Agreement.

        C. The parties also intend for such merger to be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

        NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:


                                    ARTICLE 1
                               CERTAIN DEFINITIONS

        As used in this Agreement and its exhibits, the following terms will have the respective meanings set forth below:

        "CASH AMOUNT PER SHARE" means the quotient obtained by dividing (a) Two Million Four Hundred Thousand Dollars ($2,400,000) by (b) the CTI Fully Diluted Number (as defined below).

        "CTI ANCILLARY AGREEMENTS" means, collectively, each agreement or certificate (other than this Agreement) which CTI is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to this Agreement.

        "CTI COMMON STOCK" means CTI's Common Stock, no par value per share.

        "CTI DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of CTI of any class or series (collectively, "CTI STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock (including without limitation convertible preferred stock) or other security of CTI that is convertible into or exchangeable for any shares of the capital stock of CTI of any class or series or for any CTI Stock Rights ("CTI CONVERTIBLE SECURITY"); and (c) any warrant, option,



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right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any CTI Stock Right or any CTI Convertible Security.

        "CTI FULLY DILUTED NUMBER" means that number of shares of the capital stock of CTI that is equal to the sum of: (a) the total number of shares of the capital stock of CTI that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of the capital stock of CTI that, immediately prior to the Effective Time, are, directly or indirectly, potentially issuable by CTI upon the exercise, conversion or exchange in full of all CTI Derivative Securities (if any) that are issued and outstanding (or issuable) immediately prior to the Effective Time (determined as if all such CTI Derivative Securities were then fully vested and exercisable in full).

        "CTI STOCKHOLDERS" means those persons or entities (each being individually referred to herein as a "CTI STOCKHOLDER") who, as of immediately prior to the Effective Time, hold the shares of CTI Common Stock that are issued and outstanding immediately prior to the Effective Time.

        "CTI STOCKHOLDERS' VOTE" means, as applicable, (a) the written consent of CTI stockholders in lieu of a meeting effected in accordance with Section 1701.54 of the OGCL or (b) the special meeting of CTI stockholders to be called and held by CTI, in order to seek the CTI stockholders' approval of the Merger, this Agreement and the transactions contemplated thereby.

        "CTI WEBSITE" means all websites or other sites accessed via the internet or any other electronic network (including without limitation any cable-based network or private network), that are, in whole or in part, owned or operated by CTI including without limitation that certain website currently accessible at the URL address "http://www. celeritytech.com" (the "HOME CTI WEBSITE").

        "CONVERSION NUMBER" means the quotient obtained by dividing (a) the number of shares of HNC Common Stock constituting the HNC Merger Shares by (b) the CTI Fully Diluted Number.

        "DGCL" means the Delaware General Corporation Law, as amended.

        "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the laws of the States of Delaware and Ohio as a result of: (a) the filing with the Delaware Secretary of State of a Certificate of Merger in substantially the form of Exhibit A hereto (the "DELAWARE CERTIFICATE OF MERGER") in accordance with, and conforming to, the provisions of this Agreement and the requirements of Section 252 of the DGCL, and (b) the filing with the Ohio Secretary of State of a Certificate of Merger in the form of Exhibit B hereto (the "OHIO CERTIFICATE OF MERGER") conforming to the provisions of this Agreement and the applicable requirements of Section 1701.81 of the OGCL (the Delaware Certificate of Merger and the Ohio Certificate of Merger are collectively referred to herein as the "CERTIFICATES OF MERGER").

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "FGC ANCILLARY AGREEMENTS" means, collectively, the Escrow Agreement, the Non-Competition Agreement and each other agreement or certificate (other than this Agreement) which FGC is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to this Agreement.



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        "HNC ANCILLARY AGREEMENTS" means, collectively, each agreement or certificate (other than this Agreement) which HNC is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to this Agreement.

        "HNC CLOSING PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the Closing Date.

        "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

        "HNC MERGER SHARES" means Two Hundred Twenty Thousand (220,000) shares of HNC Common Stock, as constituted on the Agreement Date.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "KNOWLEDGE" (a) when used with reference to CTI, means the collective actual knowledge of any person who, at the Agreement Date, was an officer of CTI or a member of CTI's Board of Directors; and (b) when used with reference to HNC, means the collective actual knowledge of the persons who, at the Agreement Date, are HNC's officers (within the meaning of Section 16 of the Exchange Act and the regulations promulgated thereunder).

        "LOSS" means, collectively, any and all claims, demands, suits, actions, causes of action, losses, damages, debts, liabilities, judgments, fines, penalties, costs and expenses including, without limitation, reasonable attorneys' fees, accountants' fees, tax preparers' fees, other professionals' and experts' reasonable fees and court or arbitration costs.

        "MATERIAL ADVERSE EFFECT" when used with reference to any entity or group of entities, means any event, change or effect that is (or will with the passage of time be) materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole.

        "MATERIAL ADVERSE CHANGE" when used with reference to any entity or group of entities, means a material adverse change to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its consolidated subsidiaries, taken as a whole; provided however, that none of the following shall constitute a Material Adverse Change:
(a) a change to the extent it arises or results, directly or indirectly, from general industry, economic or stock market conditions; or (b) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors, employees of such entity or group of entities to, this Agreement, the Merger or any of the transactions contemplated by this Agreement; or (c) solely with respect to HNC, a reduction in the market price of the capital stock of HNC and/or any of HNC's subsidiaries; or (d) solely with respect to HNC (i) any investment by third parties or any sale of stock or other equity security (including any public offering) in any subsidiary, business unit or asset of HNC, (ii) the grant by HNC of licenses or other rights in Intellectual Property or products to a business or entity of which HNC is not the sole owner; (iii) any distribution by HNC to its stockholders (or any distribution by a subsidiary of HNC to such subsidiary's stockholders) of stock or equity interests in a business unit or subsidiary of HNC.



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        The "MERGER" means the statutory merger of Sub with and into CTI to be effected pursuant to the terms and conditions of this Agreement.

        "OGCL" means the Ohio General Corporation Law, as amended.

        "SEC" means the U.S. Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SUB ANCILLARY AGREEMENTS" means, collectively, each agreement or certificate (other than this Agreement) which Sub is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to this Agreement.

        "TERMINATION DATE" means May 15, 2000.

        Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

        2.1 Conversion of Shares Upon Effectiveness of Merger.

                2.1.1 Conversion of Sub Common Stock. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of CTI Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of CTI Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of capital stock of CTI that are issued and outstanding immediately after the Effective Time.

                2.1.2 Conversion of CTI Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time each share of CTI Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into:

                        (a) the right to receive a number of shares of HNC Common Stock that is equal to the Conversion Number, subject to the provisions of Section 2.2 regarding the elimination of fractional shares; and

                        (b) the right to receive an amount of cash equal to the Cash Amount Per Share.

        2.2 Fractional Shares. No fractional shares of HNC Common Stock will be issued in connection with the Merger. In lieu thereof, each CTI Stockholder who would otherwise be entitled to receive a fraction of a share of HNC Common Stock pursuant to Section 2.1.2 (where the amount of such fraction will be determined in each case after aggregating all shares of HNC Common Stock to be received by such holder pursuant to Section 2.1.2), will instead receive from HNC, in lieu of any fractional share that would otherwise issuable to such holder under
Section 2.1.2, a payment of cash in an amount equal to the fraction of a share of HNC Common Stock



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that such holder would otherwise be entitled to receive (determined as provided above) multiplied by the HNC Closing Price Per Share, which amount shall be paid when such person is entitled, under the terms of Article 7, to receive a stock certificate for shares of HNC Common Stock issued to such holder in the Merger under Section 2.1.2 (and the amount of such cash payment will be rounded down to the nearest whole number of cents).

        2.3 Tax-Free Reorganization.

                2.3.1 The parties intend that this Agreement be a plan of reorganization, and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. The shares of HNC Common Stock issued in the Merger pursuant to Section 2.1.2 and the cash consideration to be paid in the Merger pursuant to Section 2.1.2, will be issued or paid solely for the issued and outstanding shares of CTI Common Stock pursuant to this Agreement. In addition, HNC represents that it presently intends, and that at the Effective Time it will intend, to continue CTI's historic business or use a significant portion of CTI's business assets in a business.

                2.3.2 Notwithstanding anything herein, HNC makes no representations or warranty to CTI or to any stockholder of CTI regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or any other law or statute regarding taxation. CTI hereby acknowledges and agrees that CTI has not relied, and that no CTI stockholder is entitled to rely, on HNC or HNC's legal counsel, accountants or tax advisers, for any advice or counsel with respect to the tax treatment of the Merger, including without limitation its status as a reorganization under the Code.

        2.4 Adjustments for Capital Changes. Notwithstanding the provisions of this Article 2, if at any time after the Agreement Date and prior to the Effective Time, HNC (a) recapitalizes, either through a subdivision (or stock split) of the outstanding shares of HNC Common Stock into a greater number of shares of HNC Common Stock, or a combination (or reverse stock split) of the outstanding shares of HNC Common Stock into a lesser number of shares of HNC Common Stock, or (b) declares a dividend or distribution on the outstanding shares of HNC Common Stock payable in shares of HNC Common Stock or in other securities, cash or property, or (c) reorganizes, reclassifies, exchanges or otherwise changes the outstanding shares of HNC Common Stock into other securities, cash or property through, without limitation, a merger, consolidation, reorganization, or recapitalization (other than through a subdivision or combination of shares provided for in clause (a) above or through a dividend or distribution provided for in clause (b) above), or (d) sets a record date that is prior to the Effective Time, for determining which holders of outstanding HNC Common Stock will be entitled to receive a dividend of the type described in clause (b) above, or to have their shares of HNC Common Stock reorganized, reclassified, exchanged or changed into other securities, cash or property as described in clause (c) above (each, a "CAPITAL CHANGE"), then the HNC Closing Price Per Share, the number of shares of HNC Common Stock constituting the HNC Merger Shares and the Conversion Number will each, if and to the extent necessary, be appropriately adjusted, the number of shares of HNC Common Stock constituting the HNC Merger Shares so as to equitably maintain the proportionate interests of the stockholders of HNC and CTI intended by this Agreement (but, in the case of stockholders of CTI, only with respect to their interests in the equity of HNC represented by those shares of HNC Common Stock that are issued or issuable pursuant to the Merger and this Agreement and, in the case of stockholders of HNC, only with respect to their interests in the equity of HNC as of the Effective Time); provided, however, that there shall only be a single such adjustment to reflect any event constituting a Capital Change, and there shall not be multiple adjustments with respect to any event due to the fact that such event may be described under more than one of the clauses (a) through (d) in this Section 2.4.



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        2.5 Escrow Agreement.

                2.5.1 Escrow; Escrow Shares. HNC will be entitled to withhold from the CTI Stockholders, and to place in escrow as provided herein, fifteen percent (15%) of the shares of HNC Common Stock that are issuable to the CTI Stockholders at the Effective Time pursuant to Section 2.1.2 (such number of shares of HNC Common Stock to be so withheld and placed in escrow pursuant to this Section 2.5.1 are hereinafter collectively referred to as the "ESCROW SHARES"). HNC will deliver (i) certificates representing the Escrow Shares to State Street Bank and Trust Co., N.A. or a similar institution mutually agreed upon by the parties (the "ESCROW AGENT"), to be held by the Escrow Agent in escrow as security for CTI Stockholders' indemnification obligations under
Article 11 hereof pursuant to the provisions of an Escrow Agreement in substantially the form of Exhibit C to be entered into at the Closing by HNC, the Escrow Agent, the Representative (as defined below) and each CTI Stockholder (the "ESCROW AGREEMENT"). The number of the Escrow Shares to be withheld from the shares of HNC Common Stock issued to each CTI Stockholder pursuant to
Section 2.1.2 and placed in escrow under the Escrow Agreement (such CTI Stockholder's "ESCROW PRO RATA") will be fifteen percent (15%) of the number of shares of HNC Common Stock issuable to such CTI Stockholder at the Effective Time in the Merger pursuant to Section 2.1.2. The Escrow Shares will be represented by certificates issued and registered in the name of the Escrow Agent, but will be beneficially owned by the CTI Stockholders in proportion to their respective Escrow Pro Rata interests in the Escrow Shares and will be held in escrow by the Escrow Agent during the Escrow Period (as that term is defined in the Escrow Agreement) pursuant to the provisions of the Escrow Agreement.

                2.5.2 Additional Provisions; Terms Binding on CTI Stockholders; Representative's Authority. By their approval of the Merger, each of the CTI Stockholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the provisions of Article 11, including without limitation all indemnification obligations of the CTI Stockholders thereunder; (ii) the Escrow Agreement and the terms and conditions thereof;
(iii) the appointment of Niles C. Overly (in his capacity as the Chief Executive Officer of FGC) as the representative of the CTI Stockholders (together with each of his successor(s) appointed pursuant to this Agreement and the Escrow Agreement (the "REPRESENTATIVE")) and as the attorney-in-fact and agent for and on behalf of each CTI Stockholder as provided in this Agreement and the Escrow Agreement; and (iv) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement and/or under the Escrow Agreement, including without limitation the exercise by the Representative of the power to: (1) authorize delivery to HNC of Escrow Shares (or, if elected by a CTI Stockholder, the payment of cash in lieu thereof, in accordance with the provisions of the Escrow Agreement) in satisfaction of indemnity claims by HNC or any other Indemnified Person (as defined herein) pursuant to Article 11 and/or the Escrow Agreement; (2) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, any claim for indemnification made pursuant to
Article 11; (3) arbitrate, contest, defend, resolve, settle or compromise any claim for indemnification made pursuant to Article 11 or any other dispute arising under this Agreement or the Escrow Agreement; and (4) take all actions necessary in the good faith judgment of the Representative for the accomplishment of the foregoing. The Representative will have the full right, power and authority to act on behalf of each CTI Stockholder with respect to all matters arising under or relating to Article 11 of this Agreement and/or the Escrow Agreement, including but not limited to the disposition, settlement or other handling of all indemnity claims, and any other matters, arising under
Article 11 of this



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Agreement and/or the Escrow so long as all CTI Stockholders are treated under the Escrow Agreement in the same manner on a pro rata basis in proportion to their respective Escrow Pro Rata interests in the Escrow Shares (except as an adversely affected CTI Stockholder may otherwise consent in writing). Each CTI Stockholder will be irrevocably bound by all actions taken by the Representative in connection with all matters arising under or relating to Article 11 of this Agreement and/or the Escrow Agreement, and HNC will be entitled to rely on any action or decision of the Representative in connection therewith. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any CTI Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative. Any fees and expenses of the Escrow Agent will be paid by HNC except to the extent otherwise expressly provided in the Escrow Agreement.

        2.6 Effects of the Merger. At and upon the Effective Time of the Merger:

                (a) the separate existence of Sub will cease, Sub will be merged with and into CTI and CTI will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Certificates of Merger;

                (b) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of CTI Common Stock as provided in Section 2.1.1;

                (c) each share of CTI Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into HNC Common Stock as provided in Section 2.1.2 and the applicable provisions of this
Article 2;

                (d) the officers of the Surviving Corporation (and the respective offices they will hold) will be Earl Malit -- President and Chief Executive Officer, and John Falliers -- Chief Financial Officer and Secretary;

                (e) the directors of the Surviving Corporation will be Earl Malit and John Falliers (unless any such person declines to serve as a director of the Surviving Corporation, in which case HNC shall be authorized to appoint a substitute for such director); and

                (f) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

        2.7 Securities Laws Compliance - Private Placement Exemption. Subject to the terms and conditions of this Agreement, HNC will issue the shares of HNC Common Stock to be issued in the Merger pursuant to Section 2.1.2 pursuant to the exemption(s) from registration provided under Section 4(2) and/or Regulation D promulgated under the Securities Act, the exemption from qualification under
Section 25120 of the California Corporate Securities Law of 1968, as amended (the "CALIFORNIA LAW") provided by Section 25100(o) of the California Law and applicable exemptions under applicable state securities laws. Accordingly, as a condition to consummation of the Merger, each CTI Stockholder must execute and deliver to HNC an Investment Representation Letter in the form of Exhibit D attached hereto (the "INVESTMENT REPRESENTATION LETTER").

        2.8 Further Assurances. If, at any time before or after the Effective Time, HNC believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and



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intent of this Agreement at or after the Effective Time, then HNC, the Surviving
Corporation and their respective officers and directors may, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of CTI or otherwise.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF CTI AND FGC

        CTI and FGC jointly and severally represent and warrant to HNC that, except as set forth in the letter addressed to HNC from CTI that is executed by the President of CTI and dated as of the Agreement Date (including all schedules thereto) which has been delivered by CTI to HNC concurrently with the parties' execution of this Agreement (the "CTI DISCLOSURE LETTER"), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement (including without limitation Articles 8 and 9 hereof), the statements contained in the CTI Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by CTI and FGC under Article 3 of this Agreement.

        3.1 Organization and Good Standing. CTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. CTI has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on CTI. CTI has delivered to HNC and to HNC's counsel, Fenwick & West LLP, true and correct copies of the currently effective Articles of Incorporation and Code of Regulations or other charter documents, as applicable, of CTI, each as amended to date. CTI is not in violation of its Articles of Incorporation, Code of Regulations or any other charter documents. All of the members of CTI's Board of Directors have been validly and lawfully elected to CTI's Board of Directors in compliance with CTI's Articles of Incorporation and Code of Regulations and applicable law (including without limitation the OGCL).

        3.2 Subsidiaries. CTI does not have any subsidiary or any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.

        3.3 Power, Authorization and Validity.

                3.3.1 Power and Authority. CTI has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under, this Agreement and each of the CTI Ancillary Agreements, and to consummate the Merger. The execution, delivery and performance by CTI of this Agreement and each of the CTI Ancillary Agreements have been duly and validly approved and authorized by CTI's Board of Directors and CTI's stockholders in full compliance with applicable law (including without limitation the OGCL) and CTI's Articles of Incorporation and Code of Regulations, each as amended.

                3.3.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a "GOVERNMENTAL AUTHORITY") is necessary or required to be made or obtained by CTI to enable CTI to lawfully execute and deliver, enter into, and to perform its



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obligations under, this Agreement and each of the CTI Ancillary Agreements, or to consummate the Merger, except for: (a) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State as required under the DGCL to effect the Merger; (b) the filing of the Ohio Certificate of Merger with the Ohio Secretary of State as required under the OGCL to effect the Merger; (c) such filings and notifications as may be necessary under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and the expiration or early termination of any applicable waiting periods thereunder; and (d) any filings required to be made by CTI under applicable securities laws.

                3.3.3 Enforceability. This Agreement and each of the CTI Ancillary Agreements are, or when executed by CTI will be, valid and binding obligations of CTI, enforceable against CTI in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement, the Escrow Agreement and any agreement entered into by FGC pursuant to this Agreement are, or when executed by FGC will be, valid and binding obligations of FGC, enforceable against FGC in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

        3.4 Capitalization of CTI.

                3.4.1 Capital Stock.

                        (a) Authorized and Outstanding Shares. The authorized capital stock of CTI consists entirely of 850 shares of Common Stock, no par value per share, of which a total of 100 shares are issued and outstanding as of the Agreement Date. No fractional shares of CTI Common Stock are issued or outstanding and CTI holds no treasury shares. No shares of any preferred stock of CTI are, or ever have been, authorized, issued or outstanding.

                        (b) Status of Shares. All of the issued and outstanding shares of CTI's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, encumbrance, preemptive right, right of first refusal, right of first offer or right of rescission. All of the issued and outstanding shares of CTI's capital stock issued prior to the Effective Time have been offered, issued, sold and delivered by CTI in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. No stockholder of CTI owes CTI any money or other consideration representing any part of the purchase price of any outstanding shares of CTI's capital stock, including without limitation any money due under a promissory note payable to CTI. CTI has no liability (or potential liability) to any stockholder (or former stockholder) for any dividends that have been declared or accrued or for any portion of any repurchase or redemption price payable to such stockholder (or former stockholder) to repurchase or redeem any of the stockholder's shares of CTI capital stock.

                        (c) Stockholders. FGC is the sole stockholder of CTI and owns all 100 outstanding shares of CTI Common Stock free and clear of any claims, liens, pledges, security interests, encumbrances and other impairments or imperfections of title. FGC's principal offices are located in the State of Ohio. FGC lawfully, validly and effectively acquired all of the issued and outstanding shares of CTI's stock as a dividend and distribution from The Frank Gates Service Company, an Ohio corporation that is an affiliate of FGC ("FGSC").

                3.4.2 No Options, Warrants or Rights. There are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of CTI's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of CTI's capital stock or obligating CTI to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement. There are no options, warrants, convertible debentures, or any other securities of CTI, or any rights to acquire shares of CTI stock or any warrants or other securities of CTI, that will become an option, warrant, convertible debenture, security or other right to purchase or otherwise acquire any capital stock or other securities of HNC by reason of the Merger or this Agreement. No person or entity holds, or has any option, warrant or other right to acquire, any issued and outstanding shares of the capital stock of CTI from any holder of shares of the capital stock of CTI or any other security holder of CTI.

                3.4.3 No Voting Arrangements, Registration Rights. Except as set forth in Schedule 3.4.3 to the CTI Disclosure Letter, there are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, or any put option arrangements, buy-sell agreements or redemption agreements obligating CTI to redeem or repurchase any shares of its capital stock under any conditions or other restrictions applicable to any shares of CTI's outstanding stock or other securities or to the conversion of any shares of CTI's capital stock in the Merger pursuant to any agreement or obligation to which CTI is a party or, to CTI's knowledge, pursuant to any other agreement or obligation. CTI is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may subsequently be issued by CTI.

        3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the CTI Ancillary Agreements by CTI or FGC, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in:
(a) a termination, or a breach, impairment or violation by CTI or FGC of (i) any provision of the Articles of Incorporation or Code of Regulations or other charter documents of CTI or FGC as currently in effect or (ii) any federal, state, local or foreign law, statute, rule, regulation, judgment, writ, decree or order, applicable to CTI or FGC or to any of their assets or properties; or
(b) a termination, or a material breach, impairment or violation by CTI or FGC of (i) any Material CTI Agreement (as defined in Section 3.11) or (ii) any material agreement, instrument, commitment or obligation of FGC. Neither CTI's nor FGC's entering into this Agreement nor the consummation of the Merger will give rise to, or trigger the application of, any rights of any third party under any agreement, instrument, commitment or obligation of CTI or FGC that would come into effect upon the effectiveness of the Merger. The consummation of the Merger or any other transaction contemplated by this Agreement by CTI will not require the consent, release, waiver or approval of any third party other than the required approval of CTI's stockholders under the OGCL. Except as set forth in Schedule 3.5 to the CTI Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Effective Time, any CTI Material Agreement will continue to be in full force and effect without any breach, default or violation thereof caused by virtue of this Agreement, the consummation of the Merger or by any other transaction called for by this Agreement or by any CTI Ancillary Agreement or any agreement entered into by FGC pursuant to this Agreement.

        3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending against CTI (or, to CTI's and FGC's knowledge, against any officer, director, stockholder, employee, key consultant or agent of CTI in their capacity as such or relating to their employment, services, stock holdings or relationship with CTI) before any court, administrative agency or arbitrator, nor, to CTI's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against CTI or, to CTI's and FGC's knowledge, against any officer, director, stockholder, employee, key consultant or agent of CTI in their capacity as such. To CTI's and FGC's knowledge, there is no basis for any person, firm, corporation or other entity to assert a claim against CTI or FGC based upon: (a) CTI's or FGC's entering into this Agreement, any CTI Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any CTI Ancillary Agreement or any agreement entered into by FGC pursuant to this Agreement; or (b) a disputed claim of ownership of any CTI capital stock or options, warrants or other rights to acquire ownership of, any shares of the capital stock of CTI or any rights as a CTI stockholder, including any option, warrant or preemptive rights, right of refusal, rights of co-sale or tag-along rights or rights to notice or to vote.

        3.7 Taxes.

                3.7.1 CTI has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8) is fully reflected on the Balance Sheet (as defined in Section 3.8) and in any more recent balance sheet of CTI provided by CTI to HNC on or before the Agreement Date), has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes arising in the ordinary course of CTI's business since the Balance Sheet Date (as defined in Section 3.8). CTI is not delinquent in the payment of any tax or in the filing of any tax return, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against CTI or any of the officers, employees or agents of CTI in their capacity as such. CTI has not received any notification from the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or such tax authority regarding CTI and no tax return of CTI has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed or exist against any assets of CTI. CTI is not, and since its inception has not been, (a) an "S corporation" within the meaning of the Code or (b) a "personal holding company" within the meaning of the Code. CTI has not filed any election under Section 341(f) of the Code. CTI is not, and has never been, a "qualified subchapter S subsidiary" within the meaning of the Code. CTI has withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law. CTI has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code. CTI is not, and has not been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. CTI is not a party to any tax allocation, tax indemnity or tax sharing agreement nor does CTI owe any amount under any such agreement. CTI has no liability for the taxes of any person (other than CTI) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor or by contract or otherwise. CTI has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code nor has the stock of CTI been distributed by any other corporation in a transaction satisfying the requirements of Section 355 of the Code. Prior to January 1, 2000, CTI had during its entire existence been a member of an affiliated group filing a consolidated federal income tax return, the common parent of which is FGC (and which was formerly FGSC, an affiliate of FGC).

                3.7.2 As used herein, the term "FGC AFFILIATED GROUP" means an affiliated group, the common parent of which is or was FGC. The FGC Affiliated Group has timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established except for taxes arising in the ordinary course of the FGC Affiliated Group's business since the Balance Sheet Date (as defined in Section 3.8). Neither the FGC Affiliated Group nor any member thereof is delinquent in the payment of any tax or in the filing of any tax return, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the FGC Affiliated Group, any member thereof or any of the officers, employees or agents of FGC or any other member of the FGC Affiliated Group in their capacity as such. Neither FGC nor any other member of the FGC Affiliated Group has received any notification from the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or such tax authority regarding the FGC Affiliated Group, FGC or any other member of the FGC Affiliated Group and no tax return of the FGC Affiliated Group has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed or exist against any assets of the FGC Affiliated Group. FGC made a valid election to be treated as an "S" corporation within the meaning of the Code effective January 1, 2000 and such election has not been terminated. Neither FGC nor any other member of the FGC Affiliated Group is or has ever been a "personal holding company" within the meaning of the Code. Neither the FGC Affiliated Group, FGC nor any other member of the FGC Affiliated Group has filed any election under Section 341(f) of the Code. The FGC Affiliated Group has withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

                3.7.3 Any tax sharing, tax allocation and/or tax indemnity agreement ever made or entered into by and between FGC and CTI (if any) shall be terminated effective no later than immediately prior to the Effective Time and will have no further force or effect for any taxable year, whether the current year, a future year or a past year.

                3.7.4 For the purposes of this Section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

        3.8 CTI Financial Statements.

                (a) CTI has delivered to HNC, as Schedule 3.8 to the CTI Disclosure Letter, (a) the audited consolidating balance sheets of CTI as of December 31, 1997, 1998 and 1999 and CTI's audited consolidating income statements for each of its three full fiscal years ended December 31, 1997, 1998 and 1999 and (b) the unaudited consolidated balance sheets of CTI as of January 31, 2000 and February 29, 2000 and CTI's unaudited statements of profit and loss for the month ended January 31, 2000 and for the month ended February 29, 2000 (all such audited and unaudited financial statements of CTI and any notes thereto are hereinafter collectively referred to as the "CTI FINANCIAL STATEMENTS"). The CTI Financial Statements (a) are derived from and in accordance with the books and records of CTI, (b) fairly present the financial condition of CTI at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except, solely in the case of any of the CTI Financial Statements that are unaudited, for any absence of notes thereto and the absence of year-end audit adjustments). CTI has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on CTI's unaudited balance sheet as of February 29, 2000 included in the CTI Financial Statements (the "BALANCE SHEET"), and (ii) those that may have been incurred after February 29, 2000 (the "BALANCE SHEET DATE") in the ordinary course of CTI's business consistent with its past practices, and that are not material in amount, either individually or collectively, and are not required to be set forth in the Balance Sheet under generally accepted accounting principles. All reserves established by CTI that are set forth in or reflected in the Balance Sheet (including but not limited to bad debt and warranty reserves and reserves for taxes) are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5. CTI and FGC acknowledge that the number of shares of HNC Common Stock to be issued to the stockholders of CTI in the Merger was computed based on the amounts set forth in the CTI Financial Statements (including but not limited to the stated amounts of CTI's assets, liabilities, net revenues, expenses and net income (or loss) set forth in the Financial Statements).

                (b) The Closing Balance Sheet (as defined in Section 5.19 hereof): (i) will be derived from and in accordance with the books and records of CTI as such exist on and through the date of the Closing Balance Sheet; (ii) will fairly present the assets and liabilities and stockholders' equity of CTI as of the date of the Closing Balance Sheet; and (iii) will be prepared in accordance with generally accepted accounting principles (except for the absence of notes thereto and the absence of year-end audit adjustments) applied on a basis consistent with prior periods. The accounts receivable of CTI reflected on the Closing Balance Sheet will (i) be stated net of an adequate reserve for doubtful accounts, which reserve shall not exceed fifteen percent (15%) of the gross amount of CTI's accounts receivable as of the close of business on the date of the Closing Balance Sheet (less any intercompany receivables that are to be eliminated pursuant to the provisions of Section 9.17), and (b) be collectible in full in the amount of such accounts receivable as set forth in the Closing Balance Sheet, without offset or deduction.

                (c) The total outstanding balance of unpaid principal and accrued interest payable by CTI to Fifth Third Bank, Central Ohio ("FIFTH THIRD BANK") under that certain loan made by Fifth Third Bank to CTI and evidenced by that certain Term Note (Note No. 901951848-00018) of CTI dated August 1, 1999 in the initial principal amount of $550,000 made payable to the order of Fifth Third Bank (the "FIFTH THIRD BANK LOAN") shall not, as of the Effective Time, exceed a total of $490,300, and no prepayment penalties or similar additional payments will arise or become payable in connection with the Fifth Third Bank Loan as a result of the repayment of the Fifth Third Bank Loan by HNC as contemplated by Section 6.9.

        3.9 Title to Properties. Except as set forth in Schedule 3.9 to the CTI Disclosure Letter, CTI has good and marketable title to all of its respective assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind (other than liens for current taxes that are not yet due and payable) except for liens of Taxes not yet due and payable. All machinery, vehicles, equipment and other tangible personal property owned or leased by CTI or used in its business are in reasonably good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which CTI is a party are in full force and effect and afford CTI a valid leasehold interest in, and the right to peaceful and undisturbed leasehold possession of, the real or personal property that is the subject of the lease. CTI is not in violation in any material respect of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has CTI received any notice of violation of law with which it has not complied. CTI does not own any real property.

        3.10 Absence of Certain Changes. Except as set forth in Schedule 3.10 to the CTI Disclosure Letter, since the Balance Sheet Date, there has not been with respect to CTI any:

                (a) Material Adverse Change;

                (b) amendment or change in the Articles of Incorporation or Code of Regulations of CTI;

                (c) incurrence, creation or assumption by CTI of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of CTI; or (ii) any obligation, liability or indebtedness for borrowed money;

                (d) payment or discharge by CTI of any security interest, lien, claim, or encumbrance of any kind on any asset or property of CTI, or the payment or discharge of any liability that was not shown on the Balance Sheet or was not incurred in the ordinary course of CTI's business after the Balance Sheet Date;

                (e) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement binding on CTI for the purchase, license, sale, assignment or other disposition or transfer, of any assets, properties or goodwill of CTI other than in the ordinary course of CTI's business, consistent with its past practices;

                (f) damage, destruction, theft or loss of any property or asset of CTI, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on CTI;

                (g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any shares of the capital stock of CTI, or any direct or indirect redemption, repurchase or other acquisition by CTI of any shares of its capital stock or other securities or any change in any rights, preferences, privileges or restrictions of any outstanding security of CTI;

                (h) change or increase in the compensation payable or to become payable to any of the officers, directors, employees or key consultants of CTI;

                (i) payment of cash, property or other consideration by CTI, or commitment, agreement or understanding that would require any payment of cash or other consideration by CTI to any of officer, director, employee, consultant or independent contractor of CTI, FGC or any of their respective affiliates in connection with, upon the consummation of, or by reason of, the Merger, this Agreement or any transaction contemplated by this Agreement;

                (j) change in any bonus or pension, insurance or other benefit payment, plan or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees, key consultants or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of CTI's business, consistent with its past practices and not in conflict with any of the provisions of this Agreement or any of the conditions contained in Article 8 or Article 9 of this Agreement);

                (k) the entering into, amendment of, relinquishment, termination or non-renewal by CTI of any CTI Material Agreement, other than in the ordinary course of CTI's business consistent with its past practices or as may be expressly required by the terms of this Agreement;

                (l) entering into by CTI of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of CTI involving in excess of $50,000 that is not entered into in the ordinary course of CTI's business, or the conduct of any business or operations other than in the ordinary course of CTI's business; or

                (m) any license, transfer or grant by CTI of any CTI IP Rights (as defined in Section 3.13) or any rights thereunder, other than any such license, transfer or grant made in the ordinary course of CTI's business consistent with its past practices.

        3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 to the CTI Disclosure Letter sets forth a list of (i) each of the written or oral contracts, agreements, commitments or other instruments to which CTI is a party or to which CTI or any of its assets or properties is bound that are described below in this Section 3.11 and (ii) each of the licenses and permits held by CTI that are described below in this Section 3.11:

                (a) any distribution, marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology owned, marketed, licensed or provided by CTI;

                (b) any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from CTI in an amount in excess of $50,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to CTI;

                (c) any contract or commitment in which CTI has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Intellectual Property (as defined in Section 3.13) that is now or hereafter owned by, provided to, or provided by, CTI;

                (d) any grant, authorization, contract or agreement between CTI and any Governmental Authority;

                (e) any contract or arrangement providing for the development of any software, content (including without limitation textual content and visual or graphics content), technology or Intellectual Property by or for (or for the benefit or use of) CTI;

                (f) any agreement, contract or arrangement (including without limitation any agreement, contract or arrangement described in Section 3.13.7 hereof) providing for the purchase, lease or license of any software, content (including without limitation textual content and visual or graphics content), data (including but not limited to electronically stored data), technology or Intellectual Property to (or for the benefit or use of) CTI (indicating under which of such agreements, contracts or arrangements CTI pays royalties or similar payments to any third party); but excluding licenses for software that is generally available to the public at retail stores or which is generally available on standard, non-negotiable license terms at a per copy license fee of less than $2,000 per copy);

                (g) any agreement, contract or arrangement pursuant to which CTI has sold, leased or licensed any rights in or to any software, content (including without limitation textual content and visual or graphics content), data (including electronically stored data), technology or Intellectual Property to any third party, including but not limited to any agreement, contract or arrangement regarding CTI Source Code described in Section 3.13.8, if such agreement, contract or arrangement (i) involves or involved a payment to or from CTI of $25,000 or more, (ii) grants any exclusive rights, including but not limited to any exclusivity with respect to any product, market, industry, field of use or geographic territory; (iii) requires the ongoing payment of any royalties or periodic fees or payments by or to CTI; (iv) is material to CTI's business, Intellectual Property or technology; or (v) grants any third party any rights or licenses (whether currently effective or contingent) with respect to any CTI Source Code;

                (h) any joint venture or partnership contract or agreement, any agreement relating to a limited liability company, or any other agreement which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by CTI with any other party;

                (i) any contract or commitment for or relating to the employment or hiring for services of any officer, director, employee, consultant or independent contractor of CTI or any other type of contract or understanding with any director, officer, employee or consultant of CTI that is not immediately terminable by CTI without cost or other liability, including but not limited to any contract or agreement requiring CTI to make a payment to any officer, director, employee, consultant or independent contractor on account of the Merger or any transaction contemplated by this Agreement or agreement that is an exhibit to this Agreement;

                (j) any indenture, mortgage or trust deed encumbering any asset or property of CTI, any promissory note of CTI, any credit line, credit facility, loan agreement or other agreement or commitment for the borrowing of money pursuant to which CTI may borrow or loan funds, any security agreement encumbering any asset or property of CTI, any security agreement encumbering any asset or property of a third party for the benefit of CTI, any guarantee by CTI of any obligation or indebtedness of another party or any guarantee of any obligation or indebtedness of CTI, and any agreement or commitment for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                (k) any lease or other agreement under which CTI is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $20,000 per annum, and any agreement for the sale, purchase or disposition of any real property;

                (l) any agreement or arrangement for the sale, licensing or leasing by or to CTI of any assets, properties, products, services (including network access or network services) or rights having a value in excess of $50,000 or which is material to CTI's business as currently conducted;

                (m) any agreement that restricts CTI from engaging in any aspect of its business, from engaging, participating or competing in any line of business or market or that restricts CTI from engaging in any business in any market, with any customer(s) or in any geographic area;

                (n) any CTI IP Rights Agreement (as defined in Section 3.13) if such CTI IP Rights Agreement (i) involves or involved a payment to or from CTI of $25,000 or more, (ii) grants any exclusive rights, including but not limited to any exclusivity with respect to any product, service, market, industry, field of use or geographic territory; (iii) requires the ongoing payment of any royalties or periodic fees or payments by CTI; or (iv) is material to CTI's business, to CTI's Intellectual Property or technology or to any of CTI's current or proposed products or services;

                (o) any website hosting, website linking, consent or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement relating to any aspect or element of any of the CTI Websites or any other website;

                (p) any agreement or plan (including but not limited to any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or any other securities of CTI or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefore;

                (q) consulting or similar agreement under which CTI provides any advice or services to a third party (i) for an annual compensation to CTI of $25,000 per year or more or (ii) which by its terms is not terminable by CTI within six (6) months of the Effective Time;

                (r) any contract with or commitment to any labor union or any collective bargaining agreement or similar agreement with employees of CTI;

                (s) any agreement pursuant to which CTI has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

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                (t) any other instrument, agreement, contract, undertaking, understanding, understanding or commitment (whether verbal or in writing) to which CTI is a party or by which CTI or any of its assets or properties are bound that is (i) material to CTI's business, operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by CTI in excess of $100,000; and

                (u) any Governmental Permit (as defined in Section 3.14.4).

                A true and complete copy of each agreement or document required by subsections (a) through (t) of this Section to be listed on Schedule 3.11 to the CTI Disclosure Letter (such agreements and documents being collectively referred to in this Agreement as the "CTI MATERIAL AGREEMENTS") and a copy of each Governmental Permit required by subparagraph (u) of this Section to be listed on Schedule 3.11 to the CTI Disclosure Letter, has been delivered to HNC's counsel, Fenwick & West LLP. All CTI Material Agreements are in full force and effect. With respect to each CTI Material Agreement required to be described pursuant to subparagraph (a), (b), (c), (e), (f), (g) or (l) of this Section 3.11, Schedule 3.11 to the CTI Disclosure Letter shall set forth, as part of the description of such CTI Material Agreement, a true and complete listing of each product or service of CTI that is licensed (whether for end-use, distribution, resale or otherwise) under such agreement or that is subject to such agreement.

        3.12 No Default; No Restrictions.

                (a) No Default. CTI is not in breach, default or violation of any CTI Material Agreement or of any representations or warranties made by CTI under any CTI Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a breach, default or violation of any of the provisions of any CTI Material Agreement; or (ii) give any third party
(A) the right to declare a default or exercise any remedy under any CTI Material Agreement, (B) the right to a rebate, repurchase, charge back, penalty or change in delivery schedule under any CTI Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of CTI under any CTI Material Agreement, or (D) the right to cancel, terminate, rescind, modify or refuse to renew any CTI Material Agreement. CTI has not received any notice or other communication (i) regarding any actual or asserted breach, default or violation of any CTI Material Agreement by CTI or by any other party to any CTI Material Agreement, or (ii) that any party to an CTI Material Agreement that is renewable by its terms does not intend or expect to renew any such CTI Material Agreement.

                (b) No Restrictions. CTI is not a party to any contract, agreement or arrangement which has had, or could reasonably be expected to have, a Material Adverse Effect on CTI, its business or financial condition. CTI has incurred no material liability for renegotiation of government contracts or subcontracts, if any. CTI is not a party to, and no asset or property of CTI is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (non-compete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) CTI from freely engaging in any business now conducted by CTI or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area or markets in which CTI may sell, license, market, distribute, provide or support any product, technology or service, or restricting the markets, customers or industries that CTI may address in operating its businesses), or includes any grants by CTI of any exclusive license or distribution rights.

        3.13 Intellectual Property.



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

                3.13.1 CTI IP Rights; Intellectual Property. CTI owns, or has the valid right or license to use, possess, sell or license, all Intellectual Property (as defined below) necessary or required for the conduct of CTI's business as presently conducted and as presently proposed to be conducted (such Intellectual Property being hereinafter collectively referred to as the "CTI IP RIGHTS"), and such rights to use, possess, sell or license are sufficient for the conduct of such business. CTI owns all right, title and interest in and to, and all Intellectual Property associated with, all of the products or services developed and/or marketed by CTI, including but not limited to each of the following products: Employer-Connect; Admin-Connect; Provider-Connect; State-Connect and Trans-Connect; all Synapse network software not provided by AT&T; and all software developed for and used in the CTI Website. Except as may be set forth in Schedule 3.13 to the CTI Disclosure Letter, no Governmental Authority owns or holds any rights in any of the CTI IP Rights. On July 6, 1994, CTI duly and validly acquired sole ownership of, and currently owns, all right, title and interest in and to all of the Intellectual Property, other assets and agreements that were used by FGSC, an affiliate of FGC, in conducting the Employer-Connect, Medical First and Network Services businesses of FGSC as of July 6, 1994. As used herein, the term "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, logos, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records.

                3.13.2 No Default. Neither the execution, delivery and performance of this Agreement, the Certificates of Merger, or the consummation of the Merger and the other agreements and transactions contemplated hereby and/or by CTI Ancillary Agreements will: (a) constitute a material breach, violation or default of any instrument, contract, license or other agreement governing any CTI IP Right to which CTI or any of its subsidiaries is a party (collectively, the "CTI IP RIGHTS AGREEMENTS"); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any CTI IP Right held or owned by CTI; or (c) materially impair the right of CTI or the Surviving Corporation or their affiliates to use, possess, sell or license any CTI IP Right or any portion thereof. There are no royalties, honoraria, fees or other payments payable by CTI or any of its subsidiaries to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any CTI IP Rights by CTI or any of its subsidiaries.

                3.13.3 No Infringement. Neither the manufacture, marketing, license, sale, furnishing, provision or intended use of any product or service (including without limitation any of the CTI Websites) currently licensed, utilized, sold, distributed, provided or furnished by CTI or currently under development by CTI violates any license or agreement between CTI and any third party or any law or infringes or misappropriates any Intellectual Property Right of any other party; and there is no pending or, to the knowledge of CTI, threatened, claim or litigation contesting the validity, ownership or right of CTI or any of its subsidiaries to use, possess, sell, market, distribute, advertise, license, or dispose of any CTI IP Right nor, to the knowledge of CTI, is there any basis for any such claim, nor has CTI received any notice asserting that any CTI IP Right or the proposed use, sale, distribution, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of CTI, is there any reasonable basis for any such assertion.

                3.13.4 No Breach by Employees or Consultants. No employee, consultant or independent contractor of CTI: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, CTI or using trade secrets or proprietary information of others; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for CTI that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto. To CTI's knowledge, the employment of any employee of CTI or the use by CTI or any subsidiary of CTI of the services of any consultant or independent contractor does not subject CTI to any liability to any third party.

                3.13.5 Protection of Proprietary Information. CTI has taken all necessary steps to protect, preserve and maintain the secrecy and confidentiality of the CTI IP Rights and all CTI's ownership interests and proprietary rights therein. All officers, employees, consultants and contractors of CTI having access to proprietary information of CTI, its customers or business partners, or who have developed for CTI, or have access to, any software, proprietary information or inventions used or possessed by CTI, have executed and delivered to CTI an agreement whereby they have agreed to hold such software, proprietary information and inventions in confidence, and copies of the form of all such agreements have been delivered to HNC's counsel. CTI has secured from all consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any CTI IP Rights, valid written assignments of all rights to such contributions that may be owned by such persons or that CTI does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of CTI has any right, license, claim or interest whatsoever in or with respect to any CTI IP Rights.

                3.13.6 Registered and Unregistered Intellectual Property.
Schedule 3.13.6 to the CTI Disclosure Letter contains a complete list of (i) all worldwide registrations (if any) of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority; (ii) all applications, registrations, filings and other formal actions made or taken by CTI pursuant to federal, state and foreign laws to secure, perfect or protect its interest in CTI IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, (iii) all CTI's unregistered copyrights, trademarks and service marks that have been used in CTI's business. All patents, and all registered trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses and copyrights held by CTI are valid and enforceable.

                3.13.7 Licenses. Schedule 3.13.7 to the CTI Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements as to which CTI or any of its subsidiaries is a party and pursuant to which any person or entity is authorized to use any CTI IP Rights, and (ii) all licenses, sublicenses and other agreements to which CTI is a party and pursuant to which CTI is authorized to use any third party patents, trademarks, Internet domain names, Internet or World Wide Web URLs or addresses, or copyrights, including but not limited to software ("THIRD PARTY IP RIGHTS") which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by CTI, but excluding licenses held by CTI to use software that is generally available to the public at retail stores or which is generally available on standard, non-negotiable license terms at a per copy license fee of less than $2,000 per copy. Each end-user of any software that has been marketed, distributed, provided or licensed, whether directly or indirectly, by CTI (collectively, "CTI SOFTWARE") is bound by a written license agreement enforceable by CTI pursuant to which such end-user is prohibited from reverse engineering, disassembling, disclosing or transferring any code of such CTI Software and is not entitled to modify, or make derivative works from, any CTI Software (a "RESTRICTED USE LICENSE AGREEMENT"). CTI has not granted to any party any license or other right to: (a) make, prepare, create, develop or have made, prepared, created or developed, any modifications to, or any derivative works of, any CTI Software (any such modifications to or derivative works of any CTI Software being hereinafter referred to as "CTI SOFTWARE DERIVATIVES"); (b) market, distribute, provide or license any CTI Software or any CTI Software Derivative to any end-user who has not executed and delivered a restricted use license agreement , or (c) market, distribute, provide or license any CTI Software or any CTI Software Derivative in source code form. Continental Casualty Company ("CNA") has not exercised its rights under that certain Electronic Data Interchange Purchase for Distribution Agreement between CNA and CTI (the "CNA AGREEMENT") to receive a fully-paid license to distribute the CTI Software that is subject to such CNA Agreement, and the only CTI Software that is subject to the CNA Agreement are CTI's Employer-Connect and Admin-Connect products.

                3.13.8 Source Code. Except as set forth on Schedule 3.13.8 of the CTI Disclosure Letter, neither CTI nor any other party acting on its or their behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any CTI Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any CTI Source Code (as defined below). Schedule 3.13.8 of the CTI Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which CTI has deposited, or is or may be required to deposit, with an escrowholder or any other party, any CTI Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release from escrow of any CTI Source Code. As used herein, "CTI SOURCE CODE" means, collectively, any software source code (or portion thereof) of any software that is (a) included in the definition of CTI IP Rights; (b) incorporated or embodied in any product marketed by CTI; or (c) used by CTI to provide a service.

                3.13.9 Infringement of CTI Rights. To CTI's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any CTI IP Rights or any Intellectual Property Right of CTI by any third party, including any employee or former employee of CTI. CTI has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by CTI.

                3.13.10 Conformity to Warranty. All software developed by CTI and licensed by CTI to customers, all other products manufactured, sold, licensed, leased or delivered by CTI to customers and all services provided by CTI to customers on or prior to the Closing Date, conforms in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to CTI's customers and CTI does not have any material liability (and, to CTI's knowledge, there



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is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against CTI or any of its subsidiaries giving rise to any material liability or any liability in excess of $100,000 in the aggregate) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

                3.13.11 Year 2000 Compliance. The CTI Websites, and all services, products and software developed, owned, licensed and/or marketed or distributed by CTI or utilized by CTI in connection with any of the CTI Websites or otherwise, both individually and when operating in conjunction with all other systems and products with which they are designed to work or interface, are Year 2000 Compliant (as defined below). All internal computer systems of CTI are, both individually and in conjunction with all other systems with which they work or interface, Year 2000 Compliant. CTI has made inquiries of the manufacturers, suppliers, vendors and customers and, to CTI's knowledge, is not relying on any third party whose systems are not Year 2000 Compliant. CTI has no material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to the CTI Websites, the services or products of CTI, the internal computer systems of CTI and its subsidiaries or the computer systems or products or services of manufacturers, suppliers, vendors or customers of CTI. "YEAR 2000 COMPLIANT" or "YEAR 2000 COMPLIANCE" means, as applied to hardware and software, that: (i) such hardware and software will operate and correctly store, represent and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000; (ii) such hardware and software has been written, developed and tested to support numeric and date transitions from the twentieth century to the twenty-first century, and back (including without limitation all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without error, corruption or impact to current and/or future operations; and (iii) such hardware and software will function without error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century.

        3.14 Compliance with Laws.

                3.14.1 Compliance with Applicable Law. CTI has complied, and is now and at the Closing Date will be in compliance with, all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to its assets, properties, and business (collectively, "APPLICABLE LAW").

                3.14.2 Disclosures. None of the disclosures made or contained in any CTI Website have been inaccurate, misleading or deceptive or in violation of Applicable Law in any material respect.

                3.14.3 No Audit. To CTI's knowledge, CTI has not been the subject of any audit by any governmental agency or authority for the purpose of determining whether CTI has complied with any Applicable Law.

                3.14.4 Governmental Permits. CTI holds all permits, licenses and approvals from, and has made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary for CTI to conduct its present business without any violation of Applicable Law ("GOVERNMENTAL PERMITS") and all such Governmental Permits are in full force and effect. CTI has not received any written notice from any Governmental Authority (or quasi-



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

governmental authority) regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

                3.14.5 Improper Payments. Neither CTI nor any director, officer, agent or employee of CTI has, for or on behalf of CTI, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

        3.15 Certain Transactions and Agreements. To CTI's knowledge, none of the stockholders, officers, directors or key employees of CTI nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, CTI (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). To CTI's knowledge, none of said stockholders, officers, directors or key employees or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with CTI, except for normal compensation for services as an officer, director, employee or consultant of CTI that have been disclosed to HNC. To CTI's knowledge, none of said stockholders, officers, directors or key employees, or any of their family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any CTI IP Rights or any other Intellectual Property) that is used in, or that pertains to, the business of CTI, except for the normal rights of a stockholder.

        3.16 Employees, ERISA and Other Compliance.

                3.16.1 Employment Compliance. CTI is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all current employees, officers and consultants of CTI and their current title and/or job description and compensation is set forth on
Schedule 3.16.1 to the CTI Disclosure Letter. CTI does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). CTI has no liability to any employee, officer or director of CTI, FGC or any affiliate of FGC for the payment of any bonus or other compensatory payment that will be triggered by or become payable as a result of, the execution or delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the agreements which are exhibits hereto.

                3.16.2 Labor Relations. Neither CTI nor any of its subsidiaries
(i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. To its knowledge, CTI has generally good labor relations with its employees, and CTI has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on such labor relations, and have no knowledge that any of their key employees intends to leave



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their employ. All of the employees of CTI are legally permitted to be employed by CTI in the United States of America in their current job capacities.

                3.16.3 ERISA. Neither CTI nor any other employer that is under common control with CTI, within the meaning of Code Section 414(b), (c), (m) or
(o) and the regulations promulgated thereunder (each such employer an "ERISA AFFILIATE") has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of CTI is subject to Title IV of ERISA.

                3.16.4 Employment Benefit Arrangements.

                        (a) CTI Benefit Arrangements. Schedule 3.16.4 to the CTI Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by CTI or which is sponsored by FGC or any other ERISA Affiliate and covers any employee or former employee of CTI. Such contracts, plans and arrangements as are described in this Section 3.16.4(a) are hereinafter collectively referred to as "CTI BENEFIT ARRANGEMENTS." CTI has delivered to HNC or its counsel a complete and correct copy of each CTI Benefit Arrangement or, if no such document exists, a written description of such CTI Benefit Arrangement.

                        (b) Compliance. Each CTI Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such CTI Benefit Arrangement, and each such CTI Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfies the requirements of the Tax Reform Act of 1986 (a copy of which letter(s) have been delivered to HNC and its counsel). CTI (and/or FGC, if applicable) has timely filed and delivered to HNC and its counsel the most recent annual report (Form Series 5500) for each CTI Benefit Arrangement that is an "employee benefit plan" as defined under ERISA and for which such report is required. CTI has not been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which CTI sponsors as employer or in which CTI participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), Code Section 4975, or which could result in an excise tax under the Code.

                        (c) Contributions. All contributions due from CTI with respect to any CTI Benefit Arrangements have been made or have been accrued on CTI's financial statements (including without limitation the CTI Financial Statements). All contributions with respect to any CTI Benefit Arrangements have been timely made in accordance with the terms of the CTI Benefit Arrangement and applicable law. CTI shall not have any liability for contributions attributable to or benefits payable under any CTI Benefit Arrangement to employees of any other ERISA Affiliates.

                        (d) Participation. All individuals who, pursuant to the terms of any CTI Benefit Arrangement, are entitled to participate in any such CTI Benefit Arrangement, are currently participating in such CTI Benefit Arrangement or have been offered an opportunity to do so. CTI shall have no liability for benefits accrued or claims attributable to service of CTI employees following the effective date of its withdrawal from any CTI Benefit Arrangement. CTI shall have no liability under the CTI Benefit Arrangements for benefits accrued or claims attributable to the employees of any other ERISA Affiliates at any time.

                3.16.5 No Increase in Expense. There has been no amendment to, written interpretation or announcement (whether or not written) by CT, FGC or any ERISA Affiliate relating to, or change in employee participation or coverage under, any CTI Benefit Arrangement that would materially increase the expense of maintaining such CTI Benefit Arrangement above the level of the expense incurred in respect thereof for CTI's fiscal year ended December 31, 1999. The termination of, or the termination of CTI's participation in, any of the employee pension benefit plans which CTI sponsors as employer or in which CTI participates as an employer and the distribution of the assets thereunder shall not trigger any surrender fee, reverse load or other cost that would reduce a participant's account or benefit. Furthermore any such termination would not trigger a fee payable by HNC or CTI which would exceed $1,000 per employee pension benefit plan in connection with the termination of such a plan.

                3.16.6 Continuation of Coverage; COBRA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of CTI are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect CTI employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of CTI Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on CTI, or in a Material Adverse Effect on HNC after the Effective Time.

                3.16.7 Parachute Payments. No benefit payable or which may become payable by CTI pursuant to any CTI Benefit Arrangement or as a result of or arising under this Agreement or the Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Neither CTI nor any subsidiary of CTI is a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CTI or such CTI subsidiary in the nature of the Merger or any of the other transactions contemplated by this Agreement or any CTI Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any CTI Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any CTI Ancillary Agreement.

        3.17 Corporate Documents. CTI has made available to HNC for examination all documents and information listed in the CTI Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement which have been requested by HNC's



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legal counsel, including, without limitation, the following: (a) copies of CTI's
Articles of Incorporation and Code of Regulations, each as amended and currently in effect; (b) CTI's Minute Book containing all records of all proceedings, consents, actions, and meetings of CTI's stockholders, board of directors and any committees thereof; (c) CTI's stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by, and filings by CTI with, any regulatory agency with respect to CTI, or any securities of CTI, and all applications for such permits, orders, and consents; and (e) all the CTI Material Agreements.

        3.18 No Brokers. Neither CTI, nor any affiliate of CTI is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and HNC will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of CTI, any of its employees, officers, directors, stockholders, agents, subsidiaries or affiliates.

        3.19 Books and Records.

                3.19.1 Records. The books, records and accounts of CTI (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years,
(c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of CTI, and (d) accurately and fairly reflect the basis for the CTI Financial Statements.

                3.19.2 Accounting Controls. CTI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary
(i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of CTI is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.20 Insurance. During the prior two years, CTI has maintained, and now maintains, policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of CTI, including without limitation errors and omissions, casualty, fire and general liability insurance and all legally required workers' compensation insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and CTI are otherwise in compliance with the terms of such policies and bonds. CTI has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by CTI are set forth in Schedule 3.20 to the CTI Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

        3.21 Environmental Matters.

                3.21.1 Compliance. CTI is in compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by CTI and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental

Laws, and compliance with the terms and conditions thereof. CTI has not received any written notice, whether from a governmental body, citizens' group, employee or otherwise, that alleges that CTI is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with CTI's compliance with any current Environmental Law in the future. To CTI's and FGC's knowledge, no current or prior owner of any property leased, possessed or ever owned by CTI has received any written notice or communication, whether from a government body, citizens' group, employee or otherwise, that alleges that such current or prior owner or CTI is not in compliance with any Environmental Law. All governmental authorizations currently held by CTI pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of CTI Disclosure Letter. To CTI's and FGC's knowledge, (a) the real estate and improvements thereon comprising the premises on which CTI's offices, buildings and facilities are located (the "CTI PREMISES") have not been tainted or polluted by any Material of Environmental Concern and (b) no Materials of Environmental Concern are present on the CTI Premises.

                3.21.2 Defined Terms. For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIAL OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, radioactive substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        3.22 Vote Required. The affirmative vote of the holders of: (a) more than 50% of the shares of CTI Common Stock that are issued and outstanding on the Record Date (as defined below) is the only vote of the holders of any of the shares of CTI's capital stock that is necessary to approve this Agreement, the Merger, the Certificates of Merger, the Escrow Agreement and the other transactions contemplated by this Agreement under applicable law (including but not limited to the OGCL), CTI's Articles of Incorporation, Code of Regulations and any other charter documents of CTI, and under any agreement or contract regarding the voting of shares of CTI's capital stock. As used in this Section, the term "RECORD DATE" means the record date for determining those stockholders of CTI who are entitled to vote at the CTI Stockholders' Vote, whether such vote is taken at a stockholders' meeting or by written consent without a meeting.

        3.23 Board Approval. The Board of Directors of CTI has unanimously (a) approved this Agreement and the Merger, the CTI Ancillary Agreements and all the agreements, transactions and actions contemplated by this Agreement, (b) determined that the Merger is in the best interests of the stockholders of CTI and is on terms that are fair to such stockholders and (c) voted to submit this Agreement, the Merger, the Merger and the transactions and agreements contemplated by this Agreement to the vote and approval of CTI's stockholders and to recommend approval of this Agreement and the Merger to the stockholders of CTI.

        3.24 No Existing Discussions. Neither CTI nor any director, officer or agent of CTI is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any transaction that would be inconsistent with the accomplishment of the Merger, such as, without limitation, any merger, consolidation, sale of assets or similar business combination transaction with a third party involving CTI.

        3.25 Disclosure.

                (a) Neither the representations and warranties of CTI contained in Article 3 of this Agreement and the CTI Disclosure Letter, nor any of the certificates to be delivered by CTI to HNC under Article 9 of this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                (b) None of the information supplied or to be supplied by or on behalf of CTI for inclusion in any information statement to be provided to the stockholders of CTI in connection with the CTI Stockholders' Vote (the "INFORMATION STATEMENT") will, as of the date such Information Statement is first sent to the stockholders of CTI, contain any untrue statement of a material fact or omit to state any material fact regarding CTI that is required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.


                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF HNC AND SUB

        HNC and Sub hereby represent and warrant that, except as set forth in the letter addressed to CTI from HNC executed by the Chief Executive Officer or the Chief Financial Officer of HNC and dated as of the Agreement Date which has been delivered by HNC to CTI concurrently herewith (the "HNC DISCLOSURE LETTER"), each of the following representations, warranties and statements in the following sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement (including without limitation Articles 8 and 9 hereof), the statements contained in the HNC Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by HNC under Article 4 of this Agreement.

        4.1 Organization and Good Standing. HNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on HNC. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is in good standing, as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on HNC. Neither HNC nor Sub is in violation of its Certificate of Incorporation, Bylaws or other charter documents.

        4.2 Power, Authorization and Validity.

                4.2.1 HNC has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the HNC Ancillary Agreements. The execution, delivery and performance by HNC of this Agreement and the HNC Ancillary Agreements have been duly and validly approved and authorized by HNC's Board of Directors in compliance with applicable law (including without limitation the DGCL) and HNC's Certificate of Incorporation and Bylaws, each as amended. The issuance by HNC of the shares of

HNC Common Stock to be issued in the Merger does not require the approval of HNC's stockholders. Sub has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and each of the Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors and by HNC as the sole stockholder of Sub in compliance with applicable law (including without limitation the DGCL) and Sub's Certificate of Incorporation and Bylaws, each as amended.

                4.2.2 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by HNC or Sub to enable them to lawfully execute and deliver enter into, and to perform their respective obligations under, this Agreement, and each of the HNC Ancillary Agreements and the Sub Ancillary Agreements, as applicable, or to consummate the Merger, except for: (a) the filing by HNC of such reports and information with the SEC under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby; (b) the filing with the SEC of a Form D relating to the issuance of HNC securities in the Merger, if so elected by HNC; (c) the filing of the Certificates of Merger with the Delaware Secretary of State and the Ohio Secretary of State and any such further documents as may be required under the DGCL or the OGCL to effect the Merger; (d) such filings and notifications as may be necessary under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and the expiration or early termination of any applicable waiting periods thereunder;
(e) such other filings as may be required by the Nasdaq National Market System with respect to the Merger; and (f) such other filings, if any, as may be required to comply with federal and state securities laws.

                4.2.3 Enforceability. This Agreement and each of the HNC Ancillary Agreements are, or when executed by HNC will be, valid and binding obligations of HNC, enforceable against HNC in accordance with their respective terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable against Sub in accordance with their respective terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

        4.3 Capitalization of HNC.

                4.3.1 Stock. The authorized capital stock of HNC consists entirely of 50,000,000 shares of HNC Common Stock, $0.001 par value per share, and 4,000,000 shares of Preferred Stock, $0.001 par value per share (the "HNC PREFERRED STOCK"). At the close of business on February 29, 2000, 24,950,840 shares of HNC Common Stock were issued and outstanding. No shares of HNC Preferred Stock are issued or outstanding at the Agreement Date. All issued and outstanding shares of HNC Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Common Stock, $0.001 par value per share, of which 100 shares have been duly authorized and validly issued, are fully paid and nonassessable, all of which are owned by HNC.

                4.3.2 Options; Convertible Notes. As of February 29, 2000: (a) options to purchase an aggregate total of 6,238,298 shares of HNC Common Stock were outstanding (the "OUTSTANDING HNC OPTIONS"). As of the Agreement Date, there are outstanding $100,000,000 in principal face amount of 4.75% Convertible Subordinated Notes due 2003 of HNC, which, as of the Agreement Date, are convertible into shares of HNC Common Stock at the price of $44.85 per share of HNC Common Stock, as presently constituted, which price is subject to adjustment as provided in such notes (the "CONVERTIBLE NOTES").

                4.3.3 No Other Options, Etc. Except for the Outstanding HNC Options described in Section 4.3.2 above, options to purchase HNC Common Stock granted after February 29, 2000, the rights to convert Convertible Notes into HNC Common Stock, and rights of HNC employees to subscribe for shares of HNC Common Stock under the HNC 1995 Employee Stock Purchase Plan, as of February 29, 2000, there were no outstanding options, warrants, convertible or other securities of HNC entitling any party to purchase or acquire shares of HNC Common Stock or any other stock or security of HNC.

        4.4 No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any HNC Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any HNC Ancillary Agreement, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a material breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of HNC, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation to which HNC or its assets or properties is subject that would have a Material Adverse Effect on HNC; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which HNC is a party or by which HNC or its properties are bound which is listed as a material agreement in the exhibit list to (a) HNC's annual report on Form 10-K for its fiscal year ended December 31, 1999, as amended by the annual report on Form 10-K/A filed on March 27, 2000 (the "1999 10-K") or
(b) any report on Form 10-Q or Form 8-K filed by HNC since the date on which HNC filed the 1999 10-K with the SEC or (c) any registration statement that HNC has filed with the SEC pursuant to the Securities Act or the Exchange Act since the date on which HNC filed the 1999 10-K.

        4.5 SEC Documents; HNC Financial Statements. HNC has furnished or made available to CTI: (a) the 1999 10-K and true and complete copies of all reports, proxy statements or registration statements filed by HNC with the SEC under the Securities Act or the Exchange Act subsequent to March 27, 2000 and prior to the Agreement Date, including HNC's report on Form 8-K filed on March 27, 2000 (all of the foregoing reports, proxy statements or registration statements of HNC being collectively referred to as the "HNC SEC DOCUMENTS"); (b) a Prospectus dated February 27, 1998 forming part of HNC's registration statement on Form S-3 relating to the offering of the Convertible Notes; (c) a Prospectus of Retek Inc. ("RETEK"), a subsidiary of HNC, dated November 17, 1999 forming part of Retek's registration statement on Form S-1 relating to the initial public offering of Retek's common stock; and (d) Retek's annual report on Form 10-K for its fiscal year ended December 31, 1999. As of their respective filing dates, the HNC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and no HNC SEC Documents contained, as of its respective filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading in any material respect, except to the extent corrected by a document subsequently filed with the SEC. The HNC SEC Documents constitute all reports and documents that HNC was required to file with the SEC under applicable law during the period beginning on March 27, 2000 and ending on the Agreement Date. The financial statements of HNC, including the notes thereto, included in the HNC SEC Documents (the "HNC FINANCIAL STATEMENTS") were prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and, as of their filing dates, presented fairly the consolidated financial position of HNC at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments), and except to the extent modified or corrected by financial statements subsequently filed with the SEC. Since January 1, 2000, there has been no change in HNC's accounting policies except as described in the notes to the HNC Financial Statements.

        4.6 Validity of Shares. The shares of HNC Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by HNC, (b) will be subject to applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act, and under applicable "blue sky" state securities laws, and (c) will be authorized for listing on the Nasdaq National Market subject to notice of issuance.

        4.7 No Brokers; Accredited Status. HNC is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or the HNC Ancillary Agreements or in connection with any transaction contemplated hereby or thereby for which CTI or any of the CTI Stockholders will incur any personal liability. HNC is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

        4.8 Litigation. There is no action, claim, suit, arbitration, proceeding, claim or investigation pending (or, to HNC's knowledge, threatened) against HNC before any court, administrative agency or arbitrator that, if determined adversely to HNC, is likely to have a Material Adverse Effect on HNC's financial condition or results of operation.

        4.9 No Material Adverse Change. Since December 31, 1999, there has not occurred: (a) any Material Adverse Change to HNC (excluding for purposes of this Section any fact or event that has been publicly disclosed by HNC prior to the Agreement Date, by a press release or filing with the SEC or otherwise) or (b) any amendment or change in the Certificate of Incorporation or Bylaws of HNC that adversely affects the rights of the HNC Common Stock.

        4.10 Disclosure.

                (a) Neither the representations and warranties contained in
Article 4 of this Agreement and the HNC Disclosure Letter, nor any of the certificates to be delivered by HNC to CTI under Article 8 of this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                (b) None of the information regarding HNC supplied or to be supplied by or on behalf of HNC for inclusion in the Information Statement will, as of the date such Information Statement is first sent to the stockholders of CTI, contain any untrue statement of a material fact or omit to state any material fact regarding HNC that is required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                                    ARTICLE 5
                            COVENANTS OF CTI AND FGC

        CTI and, solely with respect to Sections 5.1, 5.2, 5.6, 5.7, 5.8, 5.9,
5.17 and 5.18, FGC covenant and agree with HNC and Sub as follows:

        5.1 Advice of Changes. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, CTI will promptly advise HNC in writing (a) of any event occurring subsequent to the Agreement Date of which CTI or FGC has knowledge that would render any representation or warranty of CTI and FGC contained in Article 3 of this Agreement (as qualified by the CTI Disclosure Letter), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change in CTI.

        5.2 Maintenance of Business. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, (a) CTI will use its good faith diligent efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date, and (b) if CTI or FGC becomes aware of a material deterioration in the relationship between CTI and any key customer, key supplier or key employee of CTI, it will promptly bring such information to the attention of HNC in writing.

        5.3 Conduct of Business. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, CTI will continue to conduct its business and maintain its business relationships in the ordinary and usual course and CTI shall not, without the prior written consent and approval of the President or Chief Financial Officer of HNC:

                (a) borrow or lend any money, other than reasonable and customary advances to employees for bona fide travel and expenses that are incurred in the ordinary course of CTI's business consistent with CTI's past practices;

                (b) enter into any material transaction or agreement that is not in the ordinary course of CTI's business;

                (c) grant any lien, security interest, other encumbrance on any of CTI's assets or guarantee or act as a surety for any obligation of any third party;

                (d) sell, transfer or dispose of any of its assets except in the ordinary course of CTI's business consistent with CTI's past practices;

                (e) enter into any material lease or any contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

                (f) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except for normal salary increases and bonus payments that are consistent with CTI's past practices and, in each case, not to exceed 5% of such officer's, employee's or consultant's base annual compensation), enter into any new employment or consulting agreement with any such person or enter into any indemnification agreement or agreement to advance expenses of defending any claim, suit or proceeding with any such person;

                (g) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities, pay or distribute any cash or property to any stockholder or securityholder of CTI or make any other cash payment to any stockholder or securityholder of CTI that is unusual, extraordinary, or not made in the ordinary course of CTI's business consistent with its past practices;

                (h) amend or terminate any contract, agreement or license to which CTI or any of its subsidiaries is a party except for (i) those amended or terminated in the ordinary course of CTI's business, consistent with its past practices, or (ii) those amended to enable CTI to satisfy any condition to the consummation of the Merger set forth in Article 8 or 9 which shall not have any material impact on CTI's business or financial condition;

                (i) waive or release any material right or claim except in the ordinary course of CTI's business, consistent with CTI's past practice;

                (j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any options, warrants, rights, obligations, subscriptions, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock;

                (k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

                (l) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

                (m) amend its Articles of Incorporation or Code of Regulations;

                (n) license any of its technology or Intellectual Property except for licenses of products made in the ordinary course of CTI's business on terms consistent with CTI's past practices, or acquire any Intellectual Property (or any license thereto) from any third party except for any such license obtained in the ordinary course of CTI's business consistent with its past practices;

                (o) materially change any insurance coverage or issue any certificates of insurance;

                (p) agree to any audit assessment proposed by any tax authority or file without HNC's prior written consent (which will not be unreasonably withheld or delayed) any federal or state income or franchise tax return unless copies of such returns have first been delivered to HNC for its review prior to filing;

                (q) modify or change the terms or rights of any CTI stock or other CTI securities;

                (r) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(q).

        5.4 Approval of CTI's Stockholders. CTI shall take the actions necessary to conduct and obtain the CTI Stockholders' Vote (as defined in Article 1) at the earliest practicable date on or after the Agreement Date (consistent with, and subject to, the requirements of Section 4(2) and/or Regulation D under the Securities Act and CTI's performance of its obligations under Section 5.12). In connection therewith CTI's Board of Directors shall recommend to CTI's stockholders that they approve the Merger, this Agreement and the transactions contemplated thereby. The CTI Stockholders' Vote shall be called, held and conducted, and any proxies or written consents shall be solicited, in compliance with CTI's Articles of Incorporation and Code of Regulations, both as amended, and in compliance with applicable law (including without limitation the OGCL). CTI will not put any proposal up for the vote of its stockholders (as part of the CTI Stockholders' Vote or otherwise) other than the proposal to approve this Agreement and the Merger, without obtaining HNC's prior written consent to do so, which consent will not be unreasonably withheld, consistent with the provisions, purposes and intent of this Agreement.

        5.5 Information Statement; Cooperation. CTI will be solely responsible for any statement, information or omission in the Information Statement relating to CTI or its affiliates that is provided to CTI's Stockholders in connection with the CTI Stockholders' Vote. CTI will in good faith comply with its obligations under Section 5.12 (including without limitation its obligations to cooperate with HNC in connection with the Information Statement) and CTI will use its good faith diligent efforts to assist HNC in all reasonable ways in complying with the requirements of the exemptions provided by Section 4(2) and/or Regulation D under the Securities Act with respect to the issuance of HNC securities in the Merger.

        5.6 Regulatory Approvals. CTI and FGC will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which HNC may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any CTI Ancillary Agreement, including but not limited to any filings required to be made by CTI or FGC under the HSR Act. CTI and FGC will each use its diligent efforts to obtain, and to cooperate with HNC to promptly obtain, all such authorizations, approvals and consents.

        5.7 Necessary Consents. CTI and FGC will each use its diligent efforts to obtain such consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 5 in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement and to enable CTI to carry on its business after the Effective Time substantially as such business was conducted by CTI prior to the Effective Time.

        5.8 Litigation. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, CTI and/or FGC will notify HNC in writing promptly after learning of any claim, demand, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, tribunal, board or governmental agency, initiated by or against CTI, or known by CTI or FGC to be threatened against CTI or against any of its stockholders, officers, directors, employees or stockholders in their capacity as such.

        5.9 No Other Negotiations. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10, or (b) consummation of the Merger at the Effective Time, neither CTI nor FGC will, and neither CTI nor FGC will authorize, encourage or permit any officer, director, employee, stockholder or agent of CTI or any other person on CTI's behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefore; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding CTI to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than HNC) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between CTI or FGC and any third party that is related to, provides for or concerns any Alternative Transaction. During the foregoing time period identified in the preceding sentence, each of CTI and FGC will promptly disclose to HNC any inquiries or proposals for Alternative Transactions received by it from any third parties, which disclosure shall include the identity of the party making the inquiry or proposal and the terms of any proposal that are received. As used herein, the term "ALTERNATIVE TRANSACTION" means (i) any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of CTI's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, tender offer, license and/or any other form of business combination or (ii) any initial public offering of capital stock or other securities of CTI pursuant to a registration statement filed under the Securities Act or otherwise.

        5.10 Access to Information. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10, or (b) consummation of the Merger at the Effective Time, CTI will allow HNC and its agents, during normal business hours and on reasonable advance notice (which may be given orally), access to the files, books, records, personnel and offices of CTI, including, without limitation, any and all information relating to CTI's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of any written nondisclosure or confidentiality Agreement between CTI and HNC. CTI will cause its accountants to cooperate with HNC and its agents in making available all financial information reasonably requested by HNC, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

        5.11 Satisfaction of Conditions Precedent. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, CTI will use its diligent efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Articles 8 and 9, and CTI will use its diligent efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement by the Termination Date.

        5.12 Securities Law Compliance. CTI will use its diligent good faith efforts: (a) to cause each CTI Stockholder to execute and deliver to HNC, at or prior to the Closing, an Investment Representation Letter and (b) to deliver to each CTI Stockholder (i) all disclosure documents regarding HNC and the Merger that HNC requests CTI to deliver to each CTI Stockholder for the purposes of making disclosures to such stockholders regarding HNC.

        5.13 Blue Sky Laws. CTI will use its diligent efforts to assist HNC to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

        5.14 CTI Employee Plans and Benefit Arrangements. CTI shall terminate its participation in any CTI Benefit Arrangement at, immediately prior to or as soon as administratively feasible following, the Effective Time upon the request of HNC. In the event that the distribution or rollover of assets from the trust of a Code Section 401(k) plan in which CTI was a participating employer prior to the Effective Time will trigger liquidation, surrender or other fees which will be imposed on the account of any participant or beneficiary of such terminated plan, CTI and FGC shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such reasonable estimate in writing to HNC prior to the Effective Time.

        5.15 Closing of Merger. CTI will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to CTI's obligations to effect the Merger under Article 8 have been satisfied or waived by CTI and HNC elects to consummate the Merger.

        5.16 Tax-Free Reorganization. CTI and FGC will not take any action that it knows would cause the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code.

        5.17 No Transfer. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, FGC shall not sell, pledge, encumber, transfer or dispose of any shares of CTI stock it owns as of the Agreement Date.

        5.18 Tax Matters. FGC covenants and agrees with HNC and CTI that, from and after the Effective Time:

                (a) FGC will include the income of CTI (including any deferred income triggered into income by Treasury Regulation Section 1.1502-13 and
Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on the FGC consolidated federal income tax returns for all periods through December 31, 1999 and FGC will be responsible for and will pay any federal income taxes attributable to such income.

                (b) HNC shall prepare or cause to be prepared and file or cause to be filed all tax returns for CTI for all periods ending on or prior to the Effective Time which are filed after the Effective Time other than income tax returns with respect to periods for which a consolidated, unitary or combined income tax return of FGC will include the operations of CTI. HNC shall permit FGC to review and comment on each such tax return prepared and filed or caused to be filed by HNC and described in the preceding sentence prior to filing but the ultimate decision as to the contents of any such tax return shall be made by HNC; provided, however, that HNC shall not unreasonably withhold its consent to changes requested by FGC. HNC or the Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Surviving Corporation for all periods ending after the Effective Time which are filed after the Effective Time. HNC, FGC and the Surviving Corporation shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of tax returns pursuant to this Section 5.18(b) and any audit, litigation or other proceeding with respect to taxes relating to such tax returns. Such cooperation shall include the retention and (upon request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. FGC agrees, and HNC agrees to cause the Surviving Corporation: (A) to retain all books and records with respect to tax matters pertinent to CTI or the Surviving Corporation relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by FGC or HNC, any extensions thereof) of the respective taxable periods, and
(B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, FGC or the Surviving Corporation, as the case may be, shall allow the other to take possession of such books and records as are to be transferred, destroyed or discarded. HNC and FGC further agree, upon request, to use diligent efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). FGC will allow CTI and its counsel to participate in any audits of FGC consolidated federal income tax returns to the extent that such returns relate to CTI. FGC will not settle any such audit in a manner which would adversely affect CTI after the Effective Time without the prior written consent of HNC, which consent shall not be unreasonably withheld.

        5.19 Delivery of Closing Balance Sheet. FGC covenants and agrees with HNC that, promptly following the Effective Time, FGC shall promptly prepare a balance sheet of CTI as of the close of business on the date immediately prior to the date on which the Effective Time occurs (the "CLOSING BALANCE SHEET") in accordance with, and conforming to, all the requirements for such Closing Balance Sheet set forth in Section 3.8(b). The Closing Balance Sheet shall not reflect any intercompany receivables or payables required to be eliminated by the provisions of Section 9.17. FGC shall prepare and deliver the Closing Balance Sheet to HNC promptly following the Effective Time, but in no event later than ten (10) days following the Effective Time. HNC will afford FGC access to CTI's accounting books and other records as reasonably necessary to enable FGC to prepare the Closing Balance Sheet within the time required by this
Section 5.19.

                                    ARTICLE 6
                                  HNC COVENANTS

        6.1 Advice of Changes. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, HNC will promptly advise CTI (a) of any event occurring subsequent to the Agreement Date of which HNC has knowledge that would render any representation or warranty of HNC contained in
Article 4 of this Agreement (as qualified by the HNC Disclosure Letter), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change in HNC arising after the Agreement Date.

        6.2 Regulatory Approvals. HNC will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the HNC Ancillary Agreements and Sub Ancillary Agreements in accordance with the terms of this

Agreement, including but not limited to any filings required to be made by HNC under the HSR Act. HNC will use diligent efforts to obtain all such authorizations, approvals and consents.

        6.3 Satisfaction of Conditions Precedent. HNC will use its diligent efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and HNC will use its diligent efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement by the Termination Date.

        6.4 Nasdaq Listing. Prior to the Effective Time, HNC will take all actions necessary to authorize for listing on the Nasdaq Stock Market (or on whatever other securities exchange HNC Common Stock is issuable), the shares of HNC Common Stock to be issued upon consummation of the Merger pursuant to
Section 2.1.2 (including the Escrow Shares).

        6.5 Closing of Merger. HNC will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to HNC's obligations to effect the Merger under Article 9 have been satisfied or waived by HNC and CTI elects to consummate the Merger.

        6.6 Tax-Free Reorganization. HNC will not take any action that it knows would cause the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code.

        6.7 Blue Sky Laws. HNC will use its diligent efforts, subject to CTI's good faith cooperation, to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable to the issuance of securities of HNC in connection with the Merger.

        6.8 Tax Matters. HNC agrees to the provisions of Section 5.18(b) hereof.

        6.9 Post-Closing Payment of Fifth Third Bank Loan. HNC agrees with FGC that, within one (1) week after the Effective Time, HNC or CTI shall pay in full to Fifth Third Bank the entire amount of unpaid principal and accrued interest under the Fifth Third Bank Loan (as defined in Section 3.8(c)); provided, however, that notwithstanding the foregoing, the maximum amount that HNC and/or CTI shall be obligated to pay under this Section 6.9 shall not exceed the total sum of $490,300; and provided further, that such payment by HNC shall be contingent on Fifth Third Bank releasing CTI from any potential liability or indebtedness associated with any loans, other credit arrangements or agreements between Fifth Third Bank, on the one hand, and/or FGC, any direct or indirect subsidiary of FGC or any direct or indirect affiliate of FGC.

        6.10 Replacement of Guarantees. FGC has guaranteed CTI's obligation to pay amounts under several equipment leases now held by Fifth Third Bank, Central Ohio. HNC agrees with FGC that, promptly after the Effective Time, HNC will cooperate with FGC for the purpose of convincing the holders of such equipment leases to release FGC from such guaranty obligations for such leases, and, if necessary, HNC will provide such holders replacement guarantees of such equipment leases provide that the aggregate amount of indebtedness of CTI that HNC must so guarantee under such equipment leases does not exceed the amounts guaranteed by FGC and does not exceed $98,637.00 in the aggregate.

                                    ARTICLE 7
                                 CLOSING MATTERS

        7.1 The Closing. Subject to termination of this Agreement as provided in
Article 10, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time on the first business day after all of the conditions to Closing set forth in Articles 8 and 9 have been satisfied and/or waived in accordance with this Agreement, or on such later day as HNC and CTI may mutually agree on (the "CLOSING DATE"). Concurrently with the Closing, the Delaware Certificate of Merger will be filed with the Delaware Secretary of State and the Ohio Certificate of Merger will be filed with the Ohio Secretary of State.

        7.2 Surrender and Exchange of Stock Certificates.

                7.2.1 Surrender by CTI Stockholders. At or after the Closing, each holder of shares of CTI Stock will surrender the certificate(s) for all such shares of CTI Common Stock (each a "CTI CERTIFICATE"), duly endorsed to CTI (or accompanied by a stock power duly endorsed and executed by such holder), with the holder's signature notarized or signature guaranteed, for cancellation as of the Effective Time, together with an Investment Representation Letter executed by such holder.

                7.2.2 Delivery by HNC. Promptly after the surrender by a CTI Stockholder to HNC of (i) such CTI Stockholder's CTI Certificate(s) duly endorsed as required in Section 7.2.1 above, and (ii) the delivery to HNC of an Investment Representation Letter executed by such CTI Stockholder, HNC or its transfer agent will issue and pay to each CTI Stockholder who has tendered to HNC CTI Certificate(s) representing all of the shares of CTI Common Stock held by such CTI Stockholder immediately prior to the Effective Time in accordance with the foregoing provisions of Section 7.2.1 and an Investment Representation Letter executed by such CTI Stockholder, (a) a certificate for the number of shares of HNC Common Stock that such holder is entitled to receive upon the conversion of such holder's shares of CTI Common Stock pursuant to Section 2.1.2(a) (less the number of such shares that represent such holder's Escrow Pro Rata of the Escrow Shares, which shall be withheld and placed in escrow pursuant to the provisions of Section 2.5 and the Escrow Agreement) plus (b) the amount of cash that such holder is entitled to receive upon the conversion of such holder's shares of CTI Common Stock pursuant to Section 2.1.2(b) plus (c) the amount of cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 2.2, payable by check or wire transfer, at HNC's option. Within ten (10) business days after the execution by HNC, FGC, Overly and the Escrow Agent, HNC will also deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

                7.2.3 No payments of certificates of HNC Common Stock or cash described in Section 7.2.2 and no dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, will be paid to the holder of any unsurrendered CTI Certificate with respect to the shares of HNC Common Stock into which the shares of CTI Common Stock represented by such CTI certificate have been converted in the Merger until the holder of such unsurrendered CTI Certificate surrenders such CTI Certificate to HNC as provided in Sections 7.2.1 and 7.2.2 above, together with an executed Investment Representation Letter as provided in Section 7.2.2 above. Subject to the effect, if any, of applicable escheat and other laws, following the surrender of any CTI Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any such dividends and distributions theretofore paid with respect to HNC

Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                7.2.4 After the Effective Time there will be no further registration of transfers on the stock transfer books of CTI or its transfer agent of any shares of CTI capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, CTI Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

                7.2.5 Until CTI Certificates representing shares of CTI Common Stock outstanding immediately prior to the Effective Time are surrendered pursuant to Section 7.2.1 above, such CTI Certificates will be deemed, for all purposes, to evidence ownership of the right to receive the number of shares of HNC Common Stock and cash (plus cash for fractional shares as provided in Section 2.2) into which such shares of CTI Common Stock will have been converted pursuant to Section 2.1.2 in the Merger, subject to all the provisions of this Agreement, including but not limited to the provisions of Section 2.5 regarding the escrow, and the Escrow Agreement.

                7.2.6. Each stock certificate representing shares of HNC Common Stock issued pursuant to this Agreement shall bear the following legend (in addition to any legends required by applicable state laws):

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE 1933 ACT (AND A CURRENT PROSPECTUS) IS IN EFFECT AS TO THE SECURITIES, (2) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT IS AVAILABLE, OR (3) THE SECURITIES ARE SOLD PURSUANT TO RULE 144 OF THE 1933 ACT. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                7.2.7 HNC may issue appropriate "stop transfer" instructions to its transfer agent. HNC shall not be required (a) to transfer or have transferred on its books any shares of HNC Common Stock issued pursuant to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of (i) the legend set forth in Section 7.2.6, (ii) any other provisions of this Agreement, (iii) any applicable law or (iv) the Investment Representation Letter, or (b) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred in violation of any law or of any provision of this Agreement or the Investment Representation Letter.

                                    ARTICLE 8
                        CONDITIONS TO OBLIGATIONS OF CTI

        CTI's obligations to consummate the Merger hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by CTI, but only in a writing signed by CTI):

        8.1 Accuracy of Representations and Warranties. The representations and warranties of HNC and Sub set forth in Article 4 (as qualified by the HNC Disclosure Letter) will be true and correct in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing (except for those representations and warranties which address matters only as of a particular date or dates, which need be true and correct only as of such date or dates), except for such breaches, inaccuracies or omissions of such representations and warranties that neither have, nor reasonably would be expected to have, a Material Adverse Effect on HNC; and CTI will have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

        8.2 Agreements and Covenants. HNC and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and CTI shall have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

        8.3 No Material Adverse Change to HNC. There shall not have occurred any Material Adverse Change to HNC since December 31, 1999 (excluding for purposes of this Section any fact or event that has been publicly disclosed by HNC prior to the Agreement Date, by a press release or filing with the SEC or otherwise), and CTI shall have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

        8.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding (other than any litigation or proceeding initiated by CTI or any of its affiliates) will be pending (a) for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or (b) which could be reasonably expected to have a Material Adverse Effect on (i) CTI or
(ii) following the Merger, HNC and its consolidated subsidiaries, considered together as a whole. There will not be any outstanding, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation or any judgment or ruling by any court, arbitrator, governmental agency or authority, that, directly or indirectly, challenges, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

        8.5 Government Consents; HSR Act Compliance. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to (a) the completion of all filings required to be made by HNC, CTI and FGC under the HSR Act regarding the Merger and the other transactions contemplated hereby and the expiration (or early termination) of all waiting periods with respect to such transactions under the HSR Act and (b) requirements under applicable federal and state securities laws

        8.6 Opinion of HNC's Counsel. CTI will have received from Fenwick & West LLP, counsel to HNC, a favorable opinion regarding the matters set forth in Exhibit E.

        8.7 Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the CTI Stockholders by the requisite vote required under the OGCL and the Articles of Incorporation, Code of Regulations and any other charter documents of CTI.

        8.8 Nasdaq Listing. The shares of HNC Common Stock issuable to CTI Stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market upon official notice of issuance in accordance with the provisions of Section 6.4.


                                    ARTICLE 9
                    CONDITIONS TO OBLIGATIONS OF HNC AND SUB

        The obligations of HNC and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, but only in a writing signed by HNC):

        9.1 Accuracy of Representations and Warranties. The representations and warranties of CTI and FGC set forth in Article 3 (as qualified by CTI Disclosure Letter) will be true and correct in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing (except for those representations and warranties which address matters only as of a particular date or dates, which need be true and correct only as of such date or dates), and except for such breaches, inaccuracies or omissions of such representations and warranties that neither have, nor reasonably would be expected to have, a Material Adverse Effect on CTI; and HNC will have received a certificate to such effect executed by CTI's Chief Executive Officer and Chief Financial Officer and FGC's Chief Executive Officer or Chief Financial Officer.

        9.2 Agreements and Covenants. CTI and FGC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by CTI or FGC (as applicable) on or prior to the Effective Time, and HNC shall have received a certificate to such effect executed by CTI's Chief Executive Officer and Chief Financial Officer and by FGC's Chief Executive Officer or Chief Financial Officer.

        9.3 No Material Adverse Change to CTI. There shall not have occurred any Material Adverse Change to CTI since the Balance Sheet Date, and HNC shall have received a certificate to such effect executed by CTI's Chief Executive Officer and Chief Financial Officer.

        9.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding (other than any litigation or proceeding initiated by HNC or any of its affiliates) will be pending (a) for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or (b) which could be reasonably expected to have a Material Adverse Effect on (i) CTI or
(ii) following the Merger, HNC and its consolidated subsidiaries, taken as a whole. There will not be any outstanding or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation or any judgment or ruling by any court, arbitrator, governmental agency or authority, that, directly or indirectly, challenges, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

        9.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to (a) the completion of all filings required to be made by HNC, CTI and FGC under the HSR Act regarding the Merger and the other transactions contemplated hereby and the expiration (or early termination) of all waiting periods with respect to such transactions under the HSR Act and (b) the requirements under applicable federal and state securities laws.

        9.6 Opinion of CTI's Counsel. HNC will have received from Schottenstein, Zox & Dunn, Co., L.P.A. counsel to CTI, a favorable opinion regarding the matters set forth in the form of Exhibit F.

        9.7 Consents Obtained. HNC will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates necessary for CTI to consummate the Merger set forth in Schedule 3.5 to the CTI Disclosure Letter in form and substance reasonably satisfactory to HNC.

        9.8 Requisite Approvals; No Dissenters. This Agreement, the Merger and the CTI Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and CTI's Articles of Incorporation and Code of Regulations, by (a) CTI's Board of Directors and (b) the valid and affirmative vote of not less than one hundred percent (100%) of the outstanding shares of CTI Common Stock entitled to vote thereon. Immediately prior to the Closing no holder of any outstanding shares of CTI's capital stock shall be eligible to exercise any dissenting stockholders' appraisal rights under the OGCL or any other law with respect to the Merger.

        9.9 Escrow Agreement. HNC will have received a fully executed copy of the Escrow Agreement in the form of Exhibit C executed by the Escrow Agent, the Representative and FGC.

        9.10 Non-Competition Agreement. HNC will have received a copy of a Non-Competition Agreement in substantially the form of Exhibit H, duly executed by CTI and FGC.

        9.11 Resignation of Directors. The directors of CTI in office immediately prior to the Effective Time of the Merger (other than any such director who is designated in Section 2.6(e) to be a director of CTI immediately after the Effective Time) will have resigned as directors of the Surviving Corporation effective as of the Effective Time.

        9.12 Investment Representation Letter. Each holder of outstanding shares of CTI Common Stock shall have executed and delivered an Investment Representation Letter to HNC.

        9.13 Securities Compliance. HNC shall be reasonably satisfied that the issuance of its shares of HNC Common Stock and other securities in the Merger shall: (a) be exempt from the registration requirements of the Securities Act by reason of the exemption(s) provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and (b) be exempt from the registration and/or qualification requirements of all applicable state "blue sky" securities laws.

        9.14 Assignment of EDICT Agreement. FGC shall, pursuant to a written agreement executed by CTI and FGC that is reasonably satisfactory to HNC and its counsel, have validly assigned and transferred to CTI all right, title and interest in and to all of the assets and properties and licenses (including but not limited to Intellectual Property and licenses thereto) acquired by FGC pursuant to that certain Asset Purchase Agreement dated as of February 26, 1996 between FGC and EDICT Systems, Inc. ("EDICT"), free and clear of all claims, demands, liens and encumbrances whatsoever.

        9.15 Confirmation of Ownership. FGC and FGSC shall have confirmed, in a writing executed by them that is reasonably satisfactory to HNC and its counsel, that each of FGC and FGSC have assigned and transferred to CTI all right, title and interest in and to all products, software, technology, Intellectual Property and other properties and assets that are used or marketed in CTI's business, including but not limited to all right, title and interest in and to all of the Intellectual Property, other assets and agreements that were used by FGSC in conducting the Employee-Connect, Medical First Aid Network Services businesses of FGSC as of July 6, 1994.

        9.16 Termination of Employment Agreement. That certain Employment Agreement dated as of December 21, 1995 between Shawn Maloney ("MALONEY") and FGSC, as such may have been amended (the "MALONEY EMPLOYMENT AGREEMENT") and that certain letter agreement dated February 24, 2000 between Maloney and FGC relating to the Merger (the "MALONEY ADDENDUM") shall each have been validly terminated by each of the parties thereto and CTI shall have been released of any obligation or liability to Maloney or any of his heirs, successors or assigns under the Maloney Employment Agreement and the Maloney Addendum.

        9.17 Elimination of Certain Intercompany Accounts. All intercompany debts and payables that are owed by CTI to FGC and/or to any subsidiary or direct or indirect affiliate of FGC (other than ordinary trade payables owed by CTI to such persons), and all intercompany debts and receivables that are payable to CTI by FGC and/or by any direct or indirect subsidiary or direct or indirect affiliate of FGC (other than ordinary trade payables owed to CTI by such persons), shall have been eliminated and cancelled, and HNC shall have received a written instrument to that effect executed by FGC and in form and substance reasonably satisfactory to HNC and its counsel. For purposes of clarification, the parties agree that satisfaction of the condition set forth in this Section 9.17 shall not, without limitation, require the cancellation or release of (a) any trade receivable payable to CTI by FGC, FGSC, CareWorks (as defined below), and/or by any direct or indirect subsidiary of FGC or any direct or indirect affiliate of FGC, or (b) any non-pecuniary performance obligation of CTI (such as license, maintenance or support obligations) to CareWorks of Ohio Ltd. ("CAREWORKS") under that certain Synapse Network Services Agreement dated as of April 8, 1997 between CTI and CareWorks, and under that certain Synapse Network Services Agreement between CTI and FGSC, as such agreements may be amended pursuant to Section 9.19 below.

        9.18 AT&T Agreement in Effect. That certain AT&T Easycommerce Services Reseller Agreement dated as of September 5, 1996 between CTI and AT&T Corp. ("AT&T") and that certain AT&T Easycommerce Services Messaging and Software License Agreement between CTI and AT&T shall each be in full force and effect and CTI shall not be in breach, violation or default of either of such agreements.

        9.19 Amendment of CareWorks and FGC Agreement. That certain Synapse Network Services Agreement between CTI and CareWorks dated as of April 8, 1997 shall have been amended to extend the term of such agreement for an additional two (2) year term effective April

1,2000 (with the potential for automatic renewal of such term) by a writing executed and delivered by CareWorks and CTI that is in form and substance reasonably acceptable to HNC and its counsel, and that certain Synapse Network Services Agreement between CTI and FGSC shall have been amended to extend the term of such agreement for an additional two (2) year term effective April 1, 2000 (with the potential for automatic renewal of such term) by a writing executed by FGSC and CTI that is in form and substance reasonably acceptable to HNC and its counsel.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

        10.1 By Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and CTI.

        10.2 Governmental Order. Either HNC or CTI, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

        10.3 At Termination Date. Either HNC or CTI, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated and the Effective Time has not occurred on or before the Termination Date; provided, however, that notwithstanding the foregoing, a party may not terminate this Agreement pursuant to this Section 10.3 if: (a) the failure of such party to perform any of its obligations or covenants under this Agreement in any material respect, or the material breach of a representation or warranty made by such party in this Agreement (or its applicable Disclosure Letter), results in the failure of any condition set forth in Article 8 or Article 9 that has not been waived by the other party; and (b) the other party has performed its obligations under this Agreement in all material respects and the representations and warranties of such other party under Article 3 or Article 4 of this Agreement (as applicable) are true and correct in all material respects as of the Termination Date.

        10.4 Termination for Material Breach. HNC or CTI may terminate this Agreement at any time prior to the Closing if the other party ("BREACHING PARTY") has committed a material breach of any of the breaching party's representations and warranties under Article 3 or Article 4 of this Agreement, as applicable, or a material breach of any of the breaching party's covenants or obligations under this Agreement, and the breaching party has not cured such material breach or breaches within thirty (30) days after the party seeking to terminate this Agreement has given the breaching party written notice of its intention to terminate this Agreement pursuant to this Section 10.4; provided, that if the material breach of any of a party's representations and warranties or covenants or obligations cannot by its nature be substantially cured, then this Agreement shall terminate immediately upon the giving by the party seeking to terminate this Agreement to the breaching party of written notice of termination of this Agreement pursuant to this Section 10.4, but only if such notice states that this Agreement will be immediately terminated because the breach cannot by its nature be cured. For purposes of this Section 10.4, HNC and Sub shall be considered to be one party, and CTI and FGC shall be considered to be one party; provided that neither Sub nor FGC may terminate this Agreement.

        10.5 No Liability. No party who terminates this Agreement in accordance with the provisions of this Article 10 shall incur any obligation or liability to any other party on account of such termination. However, nothing herein will limit or modify the obligations of CTI and HNC under Sections 5.11 and 6.3, respectively.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

        11.1 Survival of Representations. Subject to the provisions of Section 11.3, all representations, warranties and covenants of CTI and FGC contained in
Article 3 of this Agreement or in the CTI Disclosure Letter will remain operative and in full force and effect, regardless of any investigation made by or on behalf of HNC, until that date (the "ESCROW RELEASE DATE") which is the first (1st) anniversary of the Effective Time.

        11.2 Indemnification.

                (a) Agreement to Indemnify; Indemnifiable Loss. Subject to the terms and conditions of this Article 11, FGC and the other CTI Stockholders (if any) shall jointly and severally indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents and employees, and each person, if any, who, controls or may hereafter control HNC or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (HNC, the Surviving Corporation and each such other person being hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all Loss (as defined in
Article 1) incurred with respect to, and/or arising out of, any inaccuracy, misrepresentation, breach or violation of, or default in, any of the representations, warranties or covenants given or made by CTI in this Agreement, in the CTI Disclosure Letter or in any certificate delivered by or on behalf of CTI to HNC pursuant to this Agreement, if such inaccuracy, misrepresentation, breach or default existed at the Closing Date (all such Loss being hereinafter called "INDEMNIFIABLE LOSS"). Without limitation, any and all fees (including without limitation reasonable attorneys' fees, accountants' fees and tax preparers' fees) relating to the investigation, defense, remedy, settlement or satisfaction of any Indemnifiable Loss shall be deemed to be Indemnifiable Loss.

                (b) Timing. Except with respect to a claim for Special Loss (as defined in Section 11.3), any claim for indemnification for Indemnifiable Loss made by or on behalf of any Indemnified Person under this Section 11.2 against any CTI Stockholder (an "INDEMNITY CLAIM") must be raised in a writing delivered to the Escrow Agent by no later than the Escrow Release Date, but any such Indemnity Claim, if so raised prior to the Escrow Release Date, may continue to be prosecuted and resolved after the Escrow Release Date in accordance with the provisions of this Article 11 and the provisions of the Escrow Agreement, as applicable.

                (c) Limitations. Except as otherwise provided in Section 11.3 or as otherwise provided in this Article 11 with respect to Special Loss and claims by HNC or other persons to recover Special Loss (which shall not be subject to any of the following limitations set forth in this Section 11.2(c)):

                        (i) in seeking indemnification for Indemnifiable Loss that is not Special Loss under Section 11.2, the Indemnified Persons will exercise their remedies solely with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement (collectively, the "ESCROW PROPERTY") and neither FGC nor any CTI Stockholder will have any liability to an Indemnified Person under Section 11.2 of this Agreement for



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

Indemnifiable Loss that is not Special Loss except to the extent of such CTI Stockholder's interest in the Escrow Property; and

                        (ii) the remedies set forth in this Section 11.2 and the Escrow Agreement will be the exclusive remedies of HNC and the other Indemnified Persons under Section 11.2 of this Agreement against FGC or any CTI Stockholder for their indemnification obligations under Section 11.2 with respect to Indemnifiable Loss that is not Special Loss.

                        (iii) the indemnification obligations of FGC and the CTI Stockholders under this Section 11.2 for Indemnifiable Loss that is not Special Loss shall not apply unless and until the aggregate amount of Indemnifiable Loss for which one or more Indemnified Persons seeks or has sought indemnification under Section 11.2 exceeds a cumulative aggregate of One Hundred Thousand Dollars ($100,000) (the "BASKET"), in which event the CTI Stockholders shall, subject to the foregoing limitations, be liable to indemnify the Indemnified Persons for all Indemnifiable Loss.

                (d) Special Loss Claims Against Escrow Property. Claims for Special Loss that is also Indemnifiable Loss that are raised by HNC or any other Indemnified Person prior to the Escrow Release Date may, at HNC's or an Indemnified Person's sole option and discretion, be prosecuted (i) under the arbitration and other provisions of the Escrow Agreement so that HNC can recover such Special Loss from the Escrow Property (except that HNC's remedy will not be restricted to the recovery of Escrow Property) and/or (ii) before any court of competent jurisdiction having jurisdiction of the parties against whom HNC or an Indemnified Person seeks recovery for such Special Loss; provided, however, that
(x) HNC shall have no obligation to prosecute claims for Special Loss (A) pursuant to the Escrow Agreement or (B) prior to the Escrow Release Date, and, in addition to prosecuting any such claim for Special Loss that is Indemnifiable Loss under the arbitration and other provisions of the Escrow Agreement as provided in clause (i) above, at its option, HNC and/or an Indemnified Person may prosecute such claim to recover Special Loss in or before any court of competent jurisdiction having jurisdiction of the parties against whom HNC or an Indemnified Person seeks recovery of such Special Loss at any time prior to expiration of the applicable statute of limitations. Nothing herein will require HNC or any other Indemnified Person to first exercise any rights or remedies with respect to the Escrow Property with respect to any claim for Special Loss.

        11.3 Claims for Special Loss.

                (a) Special Loss. As used herein, "SPECIAL LOSS" means Misconduct Loss, Tax Loss, Compensation Loss, Title Loss and/or D&O Indemnity Loss, collectively and individually, and "SPECIAL LOSS CLAIM" means a Misconduct Loss Claim, a Tax Loss Claim, a Compensation Loss Claim, a Title Loss Claim and/or a D&O Indemnity Claim, collectively and individually.

                (b) Misconduct Loss. As used herein, "MISCONDUCT LOSS" means, collectively, any Loss suffered or incurred by HNC and/or any other Indemnified Person that arises or results from (i) the fraudulent conduct of FGC or any other CTI Stockholder, or (ii) from conduct of FGC or any other CTI Stockholder that constitutes a willful and intentional effort to cause CTI to commit a material breach of any of its covenants, obligations, representations or warranties under this Agreement. As used herein, "MISCONDUCT LOSS CLAIM" means any claim, suit, arbitration, action or other proceeding brought by HNC and/or any other Indemnified Person to recover Misconduct Loss from any CTI Stockholder whose conduct described in clause (i) and/or clause (ii) of this Section 11.3(b), gave rise to or resulted in such Misconduct Loss.

                (c) Tax Loss. As used herein "TAX LOSS" means any Loss suffered or incurred by HNC and/or any Indemnified Person arising or resulting from: (i) any breach or violation of the representations and warranties of CTI set forth in Section 3.7 of this Agreement; and/or (ii) any liability of CTI for taxes of any person or entity other than CTI (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or agreement, or (D) otherwise. As used herein, "TAX LOSS CLAIM" means any claim, suit, arbitration, action or other proceeding brought by HNC and/or any other Indemnified Person to recover Tax Loss from FGC, any FGC Affiliate (other than CTI) and/or any other CTI Stockholder (if any).

                (d) Compensation Loss. As used herein "COMPENSATION LOSS" means any Loss suffered or incurred by HNC and/or any Indemnified Person arising or resulting from any claim, demand, suit, action or proceeding by any employee, officer, director, consultant, independent contractor or other service provider of CTI, FGC or any subsidiary or affiliate of FGC: (i) for any payment of cash, property (including but not limited to stock, options, securities or derivatives thereof) or any compensation in connection with, payable upon the consummation of, or payable by reason of, the Merger, this Agreement or any transaction contemplated by this Agreement or any agreement that is an exhibit to this Agreement; or (ii) arising in any manner under the Maloney Agreement or the Maloney Addendum or any modification, termination, release or rescission thereof. As used herein, "COMPENSATION LOSS CLAIM" means any claim, suit, arbitration, action or other proceeding brought by HNC, CTI and/or any other Indemnified Person to recover Compensation Loss from FGC, any FGC Affiliate (other than CTI) and/or any other CTI Stockholder (if any).

                (e) Title Loss. As used herein "TITLE LOSS" means any Loss suffered or incurred by HNC and/or any Indemnified Person arising or resulting from (i) any failure by FGC or any other CTI Stockholder to hold good, valid and marketable title to the number of shares of CTI Common Stock that such CTI Stockholder is represented to own under this Agreement and/or the CTI Disclosure Letter or any schedule thereto, free and clear of all claims, liens, pledges and encumbrances and/or (ii) the existence (or claim asserting the existence) of any option, warrant or other right to purchase or otherwise acquire any CTI Common Stock or other securities of CTI, from CTI or from any CTI Stockholder. As used herein, "TITLE LOSS CLAIM" means any claim, suit, arbitration, action or other proceeding brought by HNC and/or any other Indemnified Person against a CTI Stockholder to recover Title Loss from such CTI Stockholder based on the failure of such CTI Stockholder, to hold good, valid and marketable title to the full number of shares of CTI Common Stock that such CTI Stockholder is represented to own under this Agreement and/or the CTI Disclosure Letter or any schedule thereto, free and clear of all claims, liens, pledges and encumbrances.

                (f) D&O Indemnity Loss. As used herein, "D&O INDEMNITY LOSS" means any Loss suffered or incurred by HNC and/or any Indemnified Person arising or resulting from any claim, demand, suit, action, arbitration or other proceeding brought by any person who served as a director or officer of CTI prior to the Effective Time for indemnification or advancement or reimbursement of expenses or similar compensation pursuant to any provisions of CTI's Articles of Incorporation or Code of Regulations, each as amended, or under an agreement or applicable law to the extent such claim arises from any facts or events occurring prior to the Effective Time. As used herein, "D&O INDEMNITY CLAIM" means any claim, suit, action, arbitration or other proceeding brought by HNC and/or any other Indemnified Person against a CTI Stockholder to recover D&O Indemnity Loss.



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

                (g) Special Treatment of Special Loss Claims. Notwithstanding anything in the foregoing provisions of this Article 11 to the contrary, none of the limitations on the indemnification obligations and liabilities of the CTI Stockholders set forth in the foregoing provisions of this Article 11 (including but not limited to those limitations set forth in Section 11.2) shall be applicable to, or otherwise in any manner limit, the right or ability of HNC and/or any other Indemnified Person to recover, or seek recovery for, any Special Loss with respect to any Special Loss Claim. Accordingly, without limitation: (i) there shall be no limitation on the liability of a CTI Stockholder for the amount of Special Loss arising from the fraudulent conduct of such CTI Stockholder and/or from conduct of such CTI Stockholder described in clause (ii) of Section 11.3(b); (ii) there shall be no limitation on the liability of any CTI Stockholder for any Tax Loss arising from any Tax Loss Claim; (iii) there shall be no limitation on the liability of a CTI Stockholder for any Title Loss arising from a Title Loss Claim; (iv) there shall be no limitation on the liability of any CTI Stockholder for any D&O Indemnity Loss arising from any D&O Indemnity Loss Claim; (v) Special Loss Claims need not be made, brought or raised prior to the Escrow Release Date and any Special Loss Claim may be made, brought or raised by HNC and/or any other Indemnified Person at any time prior to expiration of the statute of limitations applicable to such Special Loss Claim under applicable law; and (vi) the Basket limitation described in Section 11.2(c) shall not apply to any Special Loss Claim. In addition, claims for Special Loss not required to be prosecuted under the Escrow Agreement under the terms of Section 11.2, or Special Loss Claims that are first made, brought or raised after the Escrow Release Date, need not be prosecuted pursuant to the Escrow Agreement and may be prosecuted by HNC, at its election,
(A) pursuant to the arbitration process described in Section 3 of the Escrow Agreement (except that HNC's remedy will not be restricted to the recovery of Escrow Shares) and/or (B) before any court having jurisdiction of the parties.

                (h) Third-Party Claims. As used in this Section 11.3, a "THIRD-PARTY Claim" means a claim, demand, suit, arbitration, investigation, inquiry or proceeding brought by a third party against HNC or any Indemnified Person that, if successful, would result in HNC and/or an Indemnified Person suffering or incurring Special Loss of any kind.

                        (i) After an executive officer of HNC becomes aware of the bringing of a Third-Party Claim against HNC or any Indemnified Person, HNC will, within a reasonable time thereafter, give FGC notice of such Third-Party Claim; provided that any failure by HNC to give FGC notice of a Third-Party Claim shall not release FGC of any liability or obligations it has to HNC with respect to such Third-Party Claim under this Article 11 unless (A) HNC's failure to notify FGC of such Third-Party Claim materially prejudices the ability to defend such Third-Party Claim, (B) FGC is entitled to defend such Third-Party Claim under the provisions of this Section 11.3(h) and (C) HNC does not take reasonable efforts to defend such Third-Party Claim, but in no event will FGC be released of any liability that FGC may have to HNC and/or any Indemnified Person otherwise than under Section 11.2 hereof.

                        (ii) Subject to the provisions of Section 11.3(h)(iii) below, HNC shall defend any Third-Party Claim, and the costs and expenses incurred by HNC in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be deemed to be Special Loss included in the Special Loss for which HNC is entitled to indemnification pursuant to such Third-Party Claim.

                        (iii) Notwithstanding the provisions of Section 11.3(h)(ii) above, subject to the terms and conditions of this Section 11.3(h), FGC will have the right, at its sole option, and at its sole cost and expense, to assume and control the defense of HNC and all other Indemnified Persons against a Third-Party Claim with reputable legal counsel of FGC's choice



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

that is reasonably satisfactory to HNC and all the other affected Indemnified Person(s) ("ACCEPTABLE COUNSEL") so long as: (A) FGC notifies HNC and each affected Indemnified Person in writing within ten (10) days after HNC or the Indemnified Person has given notice of the Third-Party Claim for which FGC intends to undertake such defense; (B) FGC provides HNC and each Indemnified Person with reasonably acceptable evidence that FGC has, and will have, the financial resources necessary to provide Acceptable Counsel to defend HNC and the Indemnified Persons against the Third-Party Claim and fulfill the CTI Stockholders' defense and indemnification obligations; (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief (unless HNC and all affected Indemnified Persons agree in writing that FGC may nevertheless control the defense of such action for an injunction or other equitable relief); (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of HNC, likely to establish a precedent, custom or practice adverse to the continuing business interests of HNC; (E) FGC conducts the defense of the Third-Party Claim actively and diligently; and (F) the Acceptable Counsel chosen by FGC does not have any conflict of interest in representing the interests of HNC or any of the affected Indemnified Person(s).

                        (iv) So long as FGC is conducting the defense of the Third-Party Claim in accordance with Section 11.3(h)(iii) above: (A) HNC and each Indemnified Person may retain separate co-counsel and participate in the defense of the Third-Party Claim at its own cost and expense and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent no privilege of FGC is thereby waived; (B) HNC and each Indemnified Person may participate in all settlement negotiations with respect to the Third-Party Claim; and (C) FGC will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim unless (1) HNC and each of the affected Indemnified Persons consent thereto in writing (which consent will not unreasonably be withheld) or
(2) the settlement, compromise or consent includes an unconditional release from all liability with respect to the Third-Party Claim in favor of HNC and each Indemnified Person.

                        (v) If FGC does not elect to assume control of or otherwise participate in the defense or settlement of any Third-Party Claim, or if FGC does so elect but any of the conditions to FGC's being entitled to defend such Third-Party Claim set forth in Section 11.3(h)(iii) above are not satisfied or later cease to be unsatisfied, or if FGC ceases at any time to actively and diligently defend the Third-Party Claim, then: (A) HNC and the affected Indemnified Person(s) may assume control of the defense of and consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim; provided, however, that (1) FGC shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim so long as the receipt of such documents by FGC does not adversely affect any privilege relating to HNC or any Indemnified Person, and
(2) FGC may participate in settlement negotiations with respect to the Third-Party Claim; (B) HNC and the Indemnified Person(s) shall not enter into any settlement of such Third-Party Claim without the prior written consent of FGC (which consent shall not be unreasonably withheld); and (C) FGC will remain responsible to indemnify HNC and all Indemnified Person(s) for all Loss they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Sections 11.2 and 11.3.



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

                                   ARTICLE 12
                                  MISCELLANEOUS

        12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        12.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of each other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of the void or unenforceable provision.

        12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all the parties reflected hereon as signatories and have been delivered by each party to each other party (whether in facsimile or original form).

        12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one right or remedy will not preclude the exercise of any other right or remedy.

        12.6 Amendment and Waivers. This Agreement may be amended by the parties hereto at any time but only by a writing signed solely by HNC and CTI. Any such amendment may be made at any time before or after approval of this Agreement by the stockholders of CTI, but, after such approval, no amendment will be made which by applicable law requires the further approval of the stockholders of CTI without obtaining such further approval. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Effective Time, each of CTI and HNC, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions



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hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        12.7 Expenses. HNC and Sub will bear their own expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby. All legal fees and other expenses, including without limitation accounting fees, brokers' fees, investment banking or financial advisors' fees incurred by CTI or any CTI Stockholder prior to the Effective Time with respect to this Agreement and the transactions contemplated hereby shall be paid solely by the CTI Stockholders.

        12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, including the provisions of Article 11, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees and arbitration or court costs to be fixed by the arbitrator, arbitral panel or court, as applicable (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. Notwithstanding anything to the contrary in the preceding provisions of this Section, the preceding sentence of this Section
12.8 shall not apply to arbitrations of claims for indemnification under Article 11 of this Agreement that are arbitrated pursuant to the terms of Article 11 of this Agreement and the Escrow Agreement, and the award of attorneys' fees and costs of arbitration to the prevailing party in any such arbitration shall instead be determined in accordance with the provisions of the Escrow Agreement.

        12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by a nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, (b) five (5) days after mailing if sent by mail, and (c) one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with the notice provisions of this Section:

If to HNC or Sub:                          If to CTI or FGC:

HNC Software Inc.                          The Frank Gates Companies, Inc.
5935 Cornerstone Court West                5000 Bradenton Avenue
San Diego, CA 92121                        Dublin, Ohio  43017
Attention:  President                      Attention:  Chief Executive Officer
Fax Number:  (858) 452-3220                Fax Number:  (614) 791-7650


with a copy to:                            with a copy to:

Fenwick & West, LLP                        Schottenstein, Zox & Dunn Co., L.P.A.
Two Palo Alto Square, Suite 800            41 South High Street, Suite 2600
Palo Alto, CA  94306                       Columbus, Ohio  43215
Attention:  Kenneth A. Linhares, Esq.      Attention: Bill Zox, Esq.
Fax Number:  (650) 494-1417                Fax Number: (614) 462-5135


or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

        12.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        12.11 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        12.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        12.13 Public Announcement. Upon execution of this Agreement, HNC and CTI will issue a press release approved by both parties announcing the Merger. Thereafter, HNC may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules; provided, that HNC will afford CTI an opportunity to review and comment on such press releases prior to their publication. Prior to the publication of such press release (unless this Agreement has been terminated), neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby and CTI will use its reasonable efforts to prevent any trading in HNC Common Stock by its officers, directors, employees, stockholders and agents.

        12.14 Confidentiality. CTI and HNC recognize that they have received confidential information concerning the others during the course of the Merger negotiations and preparations. Accordingly, each of the parties hereto (a) represents that it has not permitted the unauthorized disclosure of any confidential information concerning the other parties hereto that was disclosed during the course of such negotiations and preparations and (b) agrees to not make use of or permit to be used any confidential information of the other party other than for the purpose of effectuating the Merger and related transactions. The obligations of CTI and HNC under this Section will terminate upon the Effective Time. Otherwise, the obligations under this Section will not apply to, and the term "confidential information" shall not include, information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, or (iv) is required to be disclosed by subpoena or by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

        12.15 CTI Disclosure Letter. The CTI Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section in
Article 3, and shall not be deemed to relate to or to qualify any other representation or warranty (unless it is reasonably apparent from the information set forth in CTI Disclosure Letter, that such information qualifies another representation or warranty of CTI and FGC in Article 3).

        12.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


HNC SOFTWARE INC.                           CELERITY TECHNOLOGIES, INC.

                                            By:
                                               ---------------------------------
By:
   ---------------------------------

                                            Title:
                                                  ------------------------------

Title:
      ------------------------------

CTI MERGER CORP.                            Solely for Purposes of Sections 3,
                                            5, 7.2, 11 and 12 hereof

By:                                         THE FRANK GATES COMPANIES, INC.
   ---------------------------------

Title:                                      By:
      ------------------------------           ---------------------------------

                                            Title:
                                                  ------------------------------




            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]







            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                  EXHIBIT INDEX
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION



Exhibit A:        Delaware Certificate of Merger
Exhibit B:        Ohio Certificate of Merger
Exhibit C:        Escrow Agreement
Exhibit D:        Investment Representation Letter
Exhibit E:        Matters to be Opined on by Fenwick & West LLP
Exhibit F:        Matters to be Opined on by Schottenstein, Zox & Dunn Co., L.P.A.
Exhibit H:        Non-Competition Agreement